As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGAL SECURITY SYSTEMS LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	8413	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
P.O. Box 70, Industrial Zone Yehud 56100, Israel Tel: (972)(3)539-1444
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Senstar Inc. 13800 Coppermine Road, Second Floor, Herndon, VA 20171 Attention: President Tel: 703-463-3088
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Sarit Molcho, Adv. S. Friedman & Co. Advocates Europe Israel House 2 Weizman Street Tel Aviv 64239 Israel Tel: +972-3-6931931 Fax: +972-3-6931930	Steven J. Glusband, Esq. Sharon Rosen, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after this registration statements becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Subscription rights to purchase ordinary shares, par value NIS 1.0 per share (2)	N/A	$
Ordinary shares, par value NIS 1.0 per share	$15,000,000		$1,069.50

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	The subscription rights are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2010

PRELIMINARY PROSPECTUS

MAGAL SECURITY SYSTEMS LTD.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO           ORDINARY SHARES

We are distributing at no charge to the holders of our ordinary shares on December 20, 2010, which we refer to as the record date, subscription rights to purchase up to an aggregate of                of our ordinary shares.  We will distribute to you one right for every      ordinary shares that you own on the record date.  No fractional rights will be issued in the rights offering.

Each right entitles the holder to purchase, at a price of $       per share, one ordinary share.  Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed.  Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

The rights are exercisable during an 18-trading day period, beginning after 5:00 p.m., New York City time (midnight, Israel time) on [ ], and ending on [ ], at 5:00 p.m., New York City time (midnight, Israel time), which we refer to as the expiration date, unless we decide to terminate the rights offering earlier.  We may extend the period for exercising the rights for up to additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which you may exercise your rights.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

There is no minimum subscription requirement to consummate the rights offering.  However, Mr. Nathan Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.

We may terminate or cancel the offering at any time prior to its expiration.  If the offering is terminated, then we will return your subscription price payment, but without any payment of interest.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be listed on any trading market.

Our ordinary shares are traded on the NASDAQ Global Market and the Tel-Aviv Stock Exchange, which we refer to as the TASE, under the symbol “MAGS.”  The last sale price of our ordinary shares on the NASDAQ Global Market on December 20, 2010 was $3.09 per share and the last sale price of our ordinary shares on the TASE on December 20, 2010 was NIS 11.29 per share.  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Market and the TASE.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 16 to read about factors you should consider before deciding whether to exercise your subscription rights.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

Prospectus dated

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us.  We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus.  We have not authorized anyone to provide you with different information.  If you receive any other information, you should not rely on it.  We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted.  You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

This prospectus has been prepared based on the requirements of the U.S. Securities Act of 1933, as amended, and the requirements of the Securities and Exchange Commission for Registration Statements on Form F-1.  Section 35-29 of the Israeli Securities Law, 5728-1968, authorizes the Israeli Securities Authority, or the ISA, to grant an exemption to companies that are dually-listed on the TASE and certain foreign stock exchanges, including the NASDAQ Global Market (under Chapter E3 of the Israeli Securities Law), that offer their securities to the public in Israel pursuant to a prospectus, from the requirements of the Securities Regulations (Prospectus Details, Format and Form), 5729-1969.  We intend to request such an exemption in connection with this rights offering.

In this prospectus, “we,” “us,” “our,” the “Company” and “Magal” refer to Magal Security Systems Ltd., an Israeli company, and its subsidiaries.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which means that we are required to file annual and periodic reports and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy any materials that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding us that we file electronically with the SEC.  In addition, we make available, without charge, through our website, www.magal-S3.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained on our website.  The information on our website likewise is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

In addition, since we are also listed on the TASE, we submit copies of all our filings with the SEC to the Israeli Securities Authority and TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and, in addition also through the TASE internet messaging system (www.maya.tase.co.il).

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents filed separately with the SEC.  The information we incorporate by reference is an important part of this prospectus.  We are incorporating by reference in this prospectus the documents listed below, all of which we have previously filed with the SEC.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2009;

•
Our Reports on Form 6-K furnished to the Securities and Exchange Commission on May 4, 2010, May 18, 2010, June 9, 2010, June 18, 2010, June 21, 2010, June 23, 2010 (two reports), July 1, 2010, July 6, 2010,(three reports), July 7 2010, July 12, 2010, July 19, 2010, July 21, 2010, July 22, 2010 (two reports), August 2, 2010; August 12, 2010, August 18, 2010, August 23, 2010, August 24, 2010, September 1, 2010, September 21, 2010, September 27, 2010, November 9, 2010, November  15, 2010, November 17, 2010, November 22, 2010 and December 13, 2010; and

•	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2009.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any or all of the reports or filings that we have incorporated in this prospectus at no cost, by writing or telephoning us at the following address or telephone number:

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel
Attention: Ilan Ovadia
Tel: (972)(3)539-1444

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business, our ordinary shares and our location in Israel.

Exercising the rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q:           What is a rights offering?

A:           A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price. We are distributing to holders of our ordinary shares, at no charge, as of the close of business on the record date ([   ]), subscription rights to purchase up to an aggregate of 4,854,369 of our ordinary shares.  You will receive one subscription right for every       ordinary shares you own at the close of business on the record date.  Each right carries with it a basic subscription right and an over-subscription right.  The basic and over-subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic instruments issued through the facilities of the Depository Trust Company, or DTC, in the United States and the TASE Clearing House in Israel.

Q:           Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

A:           We are making the rights offering to raise funds primarily for general working capital purposes, including to facilitate the implementation of our new business strategy and the repayment of a $10 million bridge loan provided to us in September 2010 by Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, that we obtained to allow us to begin to implement our new business strategy.  We had approximately $4.8 million of cash, cash equivalents and bank deposits as of June 30, 2010, which subsequently improved following the $10 million bridge loan that we obtained in September 2010.

The rights offering provides our existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

Q:           How much money will Magal raise as a result of the rights offering?

A:           We estimate that the net proceeds from the rights offering will be approximately $     million, after deducting expenses related to the rights offering payable by us, estimated at approximately $150,000.

Q:           What is a right?

A:           We will issue one right for every [      ] of our ordinary shares that you own on the record date.  Each right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase, at the subscription price of $        per right, one ordinary share.  No fractional rights will be issued in the rights offering.

Q.           May I transfer my subscription rights?

A.           No. The subscription rights may not be sold or transferred except for being transferable by operation of law.  There will be no “trading day” on the TASE (or any other stock market) for the subscription rights.

Q:           What is a basic subscription right?

A:           Each basic subscription right gives you the opportunity to purchase one of our ordinary shares.  You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

For example, if you own       of our ordinary shares on the record date and you are granted one basic subscription right for every      ordinary shares you own at that time, then you would have the basic right to purchase, at an aggregate price of up to $     , up to 1,000 ordinary shares.

If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the DTC or the TASE Clearing House, then DTC or the TASE Clearing House, as the case may be, will credit the account of the nominee with one right for every [   ] ordinary share[s] you own at the record date.

Q:           What is an over-subscription right?

A:           If you elect to purchase all of the securities available to you pursuant to your basic subscription right, you may also elect to subscribe for additional rights that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Q:           Who may participate in the rights offering?

A:           Only holders of record of our ordinary shares as of [             ] (the record date) are entitled to participate in the rights offering.

Q:           Will the officers, directors and significant shareholders of Magal be exercising their rights?

A:           Our officers, directors and greater than 5% beneficial shareholders may participate in the rights offering, but other than Mr. Nathan Kirsh, none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.  Mr. Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.  As of the date of this prospectus, Mr. Kirsh beneficially owns 24.25% of our outstanding shares.

Q:           Will the subscription rights and the ordinary shares that I receive upon exercise of my rights be tradable on the NASDAQ Global Market or the TASE?

A:           Our ordinary shares are listed on the NASDAQ Global Market and the TASE under the ticker symbol “MAGS.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Market and the TASE.  However, the subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be listed on any trading market.

Q:           How do I exercise my basic subscription right and over-subscription right?

A:           Shortly after the effective date of this prospectus, we will send a rights certificate to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained at American Stock Transfer & Trust Company, the transfer agent of our ordinary shares, which is also acting as the U.S. subscription agent for the rights offering.  The rights certificate will evidence the number of the rights issued to each holder and will be accompanied by a copy of this prospectus.

If you are a record holder of our ordinary shares and you wish to exercise your subscription rights, you should complete the exercise form on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the U.S. subscription agent.  The subscription rights certificate, together with full payment of the subscription price, must be received by the U.S. subscription agent on or prior to the expiration date of the rights offering.

If you are a record holder, in order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional rights you are willing to exercise pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.  All funds from over-subscription rights that are not honored will be promptly returned to investors, without interest or deduction.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Yehud, Israel, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Magal Security Systems Ltd.  Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.  The subscription rights certificate, together with full payment of the subscription price, must be received by us on or prior to the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the applicable expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.  However, if you exercise your rights through the TASE Clearing House, the payment must be denominated in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.

Q:           Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

Q:           What happens if I choose not to exercise my subscription rights?

A:           You will retain your current number of ordinary shares even if you do not exercise your basic subscription rights.  However, if you do not exercise your basic subscription right in full, the percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their subscription rights.  In addition, if the over-subscription commitment is used due to not enough exercises of subscription rights, Mr. Kirsh’s percentage ownership of our ordinary shares will increase.

Q:           When will the rights offering expire?

A:           The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time (midnight, Israel time) on [     ], unless we decide to terminate the rights offering earlier or extend the expiration date for up to additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which you may exercise your rights.  Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.  See “The Rights Offering – Expiration of the Rights Offering and Extensions.”  We or the U.S. subscription agent must actually receive all required documents and payments before that time and date.

If you hold your shares through a broker, dealer or other nominee (including through members of the TASE), you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights (which may be earlier than the final expiration date of the rights).  If you do not exercise your rights by the applicable expiration date and in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

Q:           Will Magal be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:           No.  There is no minimum subscription requirement to consummate the rights offering.  However, Mr. Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.

Q           What is the over-subscription commitment?

A:           In connection with the rights offering, Mr. Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.  Mr. Kirsh is not receiving any compensation for his over-subscription commitment.

Q:           Is exercising my subscription rights risky?

A:           The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our ordinary shares) involves a high degree of risk.  Exercising your subscription rights means buying ordinary shares and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q:           After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:           No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $3.09 per share subscription price, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.  Any rights not exercised at or before the applicable expiration date will expire worthless without any payment to the holders of those unexercised rights.

Q:           Can the board of directors cancel, terminate or amend the rights offering?

A:           Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason prior to 5:00 p.m. New York City time (midnight, Israel time) on [     ].  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing shareholders will be promptly returned, without interest or deduction.

We may amend or modify the terms of the rights offering (including the maximum number of ordinary shares we may issue in the rights offering and the subscription price per share to be paid to exercise your subscription rights) at any time in our sole discretion.  We may also extend the expiration date of the rights offering for any reason in our sole discretion.  If we amend or modify certain terms of the rights offering, then we will extend the expiration date of the rights offering.

Q:           What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A:           Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights.  In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q:           Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:           We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights.  However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q:           What is the recommendation of the board of directors regarding the rights offering?

A:           None of Magal, our board of directors or the U.S. subscription agent are making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q:           How were the terms of the rights offering established?

A:           Our board of directors appointed a special committee to oversee the rights offering and make a recommendation to the board of directors with respect to the terms of the rights offering.  The special committee is composed of the chairman of our board of directors and our two outside directors within the meaning of Israeli law.  The subscription price, the number of shares that must be owned to receive one right and the number of shares to be issued for each right will be recommended by the special committee to our board of directors, which in turn will consider the terms of the rights offering.  In determining the various terms of the rights offering, the special committee and our board of directors will consider, among other things, the fairness opinion of Tamir Fishman & Co., Ltd., or Tamir Fishman, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our ordinary shares, historical and current trading prices for our ordinary shares, general conditions in the financial services industry; the need for capital and alternatives available to us for raising capital; potential market conditions; the fact that the rights are not transferable but that holders of rights will have an over-subscription right, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the special committee and our board of directors will review our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On December 20, 2010, the last reported sale price of our ordinary shares on The NASDAQ Global Market was $3.09 per share and on December 20, 2010, the last reported sale price of our ordinary shares on the TASE was NIS 11.29 per share.

Q:           What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:           A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Material U.S. Federal Income Tax Considerations.”

Q:           What are the Israeli income tax consequences of receiving or exercising my subscription rights?

A:           An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Certain Israeli Tax Considerations.”

Q:           How many ordinary shares will be outstanding after the rights offering?

A:           The number of ordinary shares that will be outstanding immediately after the completion of the rights offering will be              ordinary shares, based on the over-subscription commitment of Mr. Nathan Kirsh.

Q:           If I exercise my subscription rights, how will I receive ordinary shares in the rights offering?

A:           Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee. With respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, share certificates for the ordinary shares purchased in the rights offering will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

Q:           Who is the U.S. subscription agent for the rights offering?

A:           The U.S. subscription agent is American Stock Transfer & Trust Company.  The address for delivery to the U.S. subscription agent is as follows:

By Mail or Overnight Courier:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Attention: Reorganization Department

By Hand Delivery:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Reorganization Department

Your delivery to the U.S. subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q:           What should I do if I have other questions?

A:           If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering [          ], at [         ], or, if you are located in Israel, you may also contact Ilan Ovadia, our Chief Executive Officer, at +972-3- 5391490. during their respective normal business hours.  For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Magal Security Systems Ltd.

We are a leading international solutions provider of security, safety and site management solutions and products.  Based on 35 years of experience and interaction with customers, we have developed a unique set of solutions and products, optimized for perimeter, outdoor and general security applications.  Our turnkey solutions are typically integrated and managed by sophisticated modular command and control software, supported by expert systems for real-time decision support.  Our broad portfolio of critical infrastructure and site protection technologies includes a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems and a sophisticated protection package for sub-surface intrusion.  A world class innovator in the development of closed-circuit television, intelligent video analytics and motion detection technology for outdoor operation, we have successfully installed customized solutions and products in more than 75 countries worldwide.

We were incorporated under the laws of the State of Israel on March 27, 1984.  Our principal executive offices and Israeli-based manufacturing and research and development facilities are located near Tel Aviv, Israel, in the Yehud Industrial Zone.  Our mailing address is P.O. Box 70, Industrial Zone, Yehud 56100, Israel and our telephone number is +972-3-539-1444.  Our agent for service of process in the United States is Senstar Inc., 13800 Coppermine Road, Second Floor, Herndon, Virginia 20171.  Our address on the Internet is www.magal-S3.com.  The information on our website is not incorporated by reference and should not be considered as part of this prospectus.

Recent Developments

Proxy Contest.  An attempt to replace the majority of our board of directors by certain dissident shareholders was rejected by our shareholders at an extraordinary general meeting held on August 12, 2010.  Our shareholders also approved this rights offering at the extraordinary general meeting.

New Strategic Plan.  In June 2010, we adopted a new strategic plan in an effort to establish a viable growth path for our business.  Pursuant to the strategic plan, we decided to focus our growth plan on our historical primary markets: perimeter products and solutions and turnkey projects.  We have appointed a new vice president - products for our perimeter products segment, who is focused solely on the sales of our products.  We intend to increase revenues in this segment by locating new channels to promote and market our products, maintaining technology leadership, investing in our research and development activities, entering into original equipment manufacturer, or OEM, agreements and by acquiring technologies or by mergers and acquisitions.  We intend to focus on and improve our presence in emerging markets such as Brazil, Russia, India and China, or the BRIC countries, in order to increase our exposure to small and medium size business opportunities for both our perimeter products and solutions and turnkey projects segments.  We are also investing in our employees in order to enhance their professional skills and efficiency.

Bridge Loan.  To allow us to begin to implement our new strategic plan, on September 8, 2010, Ki Corporation Limited, a company affiliated with Mr. Nathan Kirsh, our principal shareholder and a director, provided us with a bridge loan in the principal amount of $10.0 million.  If not repaid within 180 days, the bridge loan will begin to accrue interest at the rate of LIBOR + 4% per year, calculated from the date of the loan and accumulated on a quarterly basis.  However, if this rights offering occurs within 240 days from the date of the loan, the loan will not bear any interest.  Our Audit Committee and Board of Directors believe that this is on terms that are favorable to our company, as the market interest rate for similar loans in Israel is approximately LIBOR + 6.7% per year.  The loan is due and payable on January 10, 2012, and we have an option to extend the maturity date for an additional 60 days.  Any interest will be paid together with, and in the same manner as, the principal, no later than the maturity date.  We intend to use part of the proceeds from this rights offering for the repayment of the bridge loan, which amounts to $10,000,000 as of the date of this prospectus.  We have undertaken to repay such amount within five business days after the successful completion of the rights offering.

Private Placement.  On [             ] , we completed a private placement of 150,000 of our ordinary shares to Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, at an initial price per share equal to $[  ], which is equal to the closing price of our ordinary shares on the NASDAQ Global Market on the date prior to the private placement.  Upon the effective date of the rights offering, the price per share paid by Ki Corporation Limited will be adjusted to the higher of the price per share in the rights offering and the closing price of our ordinary shares on the NASDAQ Global Market on the date prior to the effective date of the rights offering, but in any event not less than the initial purchase price paid in the private placement.  The private placement consideration of $[  ] received from Ki Corporation Limited was paid to us by means of a partial offset against the outstanding principal amount and accrued interest under the bridge loan that it provided to us on September 8, 2010.  The private placement was approved by our shareholders at an extraordinary general meeting held on August 12, 2010 as a private placement that intends to allow Mr. Kirsh and his affiliates to hold more than 25% of our outstanding share capital.

Third Quarter 2010 Financial Results.  On November 17, 2010, we issued our financial results for the three and nine month periods ended September 30, 2010.  Revenues for the third quarter of 2010 totaled $13.4 million, a decrease of 24.4% over third quarter 2009 revenues of $17.7 million and an increase of 16.9% compared with $11.4 million in revenues reported in the second quarter of 2010.  Gross profit for the third quarter of 2010 totaled $4.5 million, compared with gross profit of $6.4 million in the third quarter of 2009 and $3.6 million in the second quarter of 2010.  Operating loss for the third quarter of 2010 was $0.8 million, compared with operating income of $0.5 million in the third quarter of 2009 and an operating loss of $1.7 million in the second quarter of 2010.  Net loss for the third quarter of 2010 was $0.8 million, compared with a net loss of $0.7 million in the third quarter of 2009 and a net loss of $1.5 million in the second quarter of 2010.  Cash and cash equivalents and restricted cash amounted to $17.8 million as of September 30, 2010 compared with $13.7 million as at December 31, 2009.  The increase to our cash and cash equivalents reflects the $10 million bridge loan received from Ki Corporation Limited in September 2010.

Recent Contract.  In December 2010, we signed a contract with the Port Authority of Kenya, valued at $21.4 million to secure the Port of Mombasa.  This contract follows a tender process, in which we were one of 19 international companies that submitted proposals in a bid process directed by the World Bank, which will partially finance the project.  This turnkey project involves the development of civil and communications infrastructure, installation of a comprehensive security solution, commissioning, training and support.

The Rights Offering

Securities Offered
We are distributing at no charge to the holders of our ordinary shares on [    ], which we refer to as the record date, subscription rights to purchase up to an aggregate of            of our ordinary shares.  We will distribute one right to the holder of record of every one ordinary share that is held by the holder of record on the record date.  Based on 10,546,548 shares outstanding on the date hereof, we will issue approximately            rights in the rights offering.  We expect the total subscription price for the subscription rights offered in the rights offering to be $15,000,000, assuming full participation in the rights offering, of which no assurance can be given.

Basic Subscription Right
Each right, which we refer to as the basic subscription right, entitles the holder to purchase, for the subscription price of $        , one ordinary share.  Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.  Instead, any fractional shares will be rounded down to the nearest whole share.

Over-Subscription Right
Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Record Date	Close of business on [ ].
Commencement Date of Subscription Period	After 5:00 p.m., New York City time (midnight, Israel time) on [ ].
Expiration Date of Subscription Period
5:00 p.m., New York City time (midnight, Israel time) on [               ], unless extended by us as described in this summary below under “--Extension, Termination and Amendment.”  Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights.

Subscription Price	$ per right, payable in immediately available funds.
Over-subscription Commitment
Mr. Nathan Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.  As of the date of this prospectus, Mr. Kish beneficially owns 24.25% of our outstanding shares.

Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used for general working capital purposes, including to facilitate the implementation of our new business strategy and the repayment of a $10 million bridge loan provided to us by Ki Corporation Limited, a company affiliated with Mr. Nathan Kirsh, our principal shareholder and a director, that we obtained in order to allow us to begin to implement our new strategic plan.  As part of our new strategic plan, we may use a portion of the net proceeds for the acquisition of, or investment in, business, technologies or products that complement our business.  We currently have no specific plans, commitments, proposals, arrangements or agreements for any future acquisitions or investments.

Transferability	The rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law.
No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation
If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date.

U.S. Federal Income Tax Considerations
A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Israeli Income Tax Considerations
An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.   You should consult your own tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see “Certain Israeli Tax Considerations.”

Extension, Termination and Amendment
Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your rights.  We may also terminate or cancel the offering in our sole discretion at any time on or before the expiration date of the offering for any reason (including, without limitation, a change in the market price of our ordinary shares).  If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights.  Any extension, termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day. We also reserve the right to amend or modify the terms of the offering (including the maximum number of ordinary shares we may issue in the offering or the subscription price per share to be paid to exercise your subscription rights) at any time in our sole discretion.  If we amend or modify certain terms of the offering, then we will extend the expiration date of the offering, to the extent required by law.

Procedure for Exercising Rights
If you are the record holder of our ordinary shares, to exercise your rights you must complete the subscription rights certificate and deliver it to the U.S. subscription agent, American Stock Transfer & Trust Company, together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise.  The U.S. subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Yehud, Israel, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Magal Security Systems Ltd.  Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.  If you are a beneficial owner of our ordinary shares, you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering – Methods for Exercising Rights--Shareholders Whose Ordinary Shares are Held by a Nominee.”

U.S. Subscription Agent	American Stock Transfer & Trust Company
Israeli Subscription Agent	Tel Aviv Stock Exchange Clearing House
Questions
If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering [         ], at [         ], or, if you are located in Israel, you may also contact Mr. Ilan Ovadia, our Chief Financial Officer at +972-3-5391490, during their respective normal business hours.

Shares Outstanding on the Date of this Prospectus	10,546,548 shares outstanding as of the date of this prospectus (which excludes ordinary shares issuable upon the exercise of outstanding options).
Shares Outstanding after Completion of the Rights Offering
              of our ordinary shares will be outstanding, assuming exercise of all subscription rights issued in the rights offering (which excludes ordinary shares issuable upon the exercise of outstanding options)

Issuance of Our Ordinary Shares
If you purchase ordinary shares pursuant to the basic or over-subscription right, we will issue certificates representing the ordinary shares to you or DTC in the United States, or the TASE Clearing House in Israel, on your behalf, as the case may be, as soon as practicable following the expiration of the rights offering.

Risk Factors	Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”
Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading Markets
Our ordinary shares are listed on the NASDAQ Global Market and the TASE under the ticker symbol “MAGS.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Global Market and the TASE.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the Securities and Exchange Commission and that we incorporate by reference into this prospectus before deciding to invest in our securities.  This prospectus and statements that we may make from time to time may contain forward-looking information.  There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below.  The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating to the Rights Offering

Your interest in our company may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights.

Our directors and executive officers own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

As a group, our officers and directors beneficially owned approximately 34.1% of our outstanding ordinary shares as of December 20, 2010.  Mr. Nathan Kirsh, our principal shareholder and a director, beneficially owned 2,521,267 ordinary shares or 24.25% of our outstanding ordinary shares as of such date.  Two days prior to the effective date of this rights offering, we intend to complete a private placement of 150,000 of our ordinary shares to Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, following which Mr. Kirsh will beneficially own 2,671, 267 ordinary shares or 25.3%of outstanding shares.  Mr. Nathan Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.  If the offering is completed, the beneficial ownership of our officers and directors may increase.  As a result, if these shareholders acted together, they could exert significant influence on the election of our directors (other than outside directors, within the meaning of the Israeli Companies Law) and on decisions by our shareholders on matters submitted to shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets.  This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares.  This concentration of ownership may also adversely affect our share price.

The rights offering may cause the price of our ordinary shares to decrease.

The subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of our ordinary shares.  This decrease may continue after the completion of the rights offering.  If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price.  Further, if a substantial number of rights are exercised and the holders of the ordinary shares received upon exercise of those rights choose to sell some or all of those ordinary shares, the resulting sales could depress the market price of our ordinary shares.  Following the exercise of your rights you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price.

You could be committed to buying ordinary shares above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise (unless we amend the terms of the rights offering, other than extending the expiration date) even if you later learn information that you consider to be unfavorable to the exercise of your rights.  The market price of our ordinary shares may decline prior to the expiration of the rights offering or a subscribing rights holder may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the U.S. subscription agent or us.  If we terminate the rights offering and you have not exercised any rights, such rights will expire worthless.

Our ordinary share price may be volatile as a result of the rights offering.

The trading price of our ordinary shares may fluctuate substantially.  The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the factors described under “ – Risks Relating to Our Ordinary Shares - Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.”

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of our ordinary shares.  After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

We plan to use the proceeds of the rights offering primarily for general working capital purposes, including to facilitate the implementation of our new business strategy and the repayment of any outstanding amounts under a $10 million bridge loan provided to us by Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, that we obtained to allow us to begin to implement our new strategic plan.  As part of our new strategic plan, we may use a portion of the net proceeds for the acquisition of, or investment in, business, technologies or products that complement our business.  We currently have no specific plans, commitments, proposals, arrangements or agreements for any future acquisitions or investments.  We will not be restricted to such uses and will have broad discretion in determining how the proceeds of the rights offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering.  Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the U.S. subscription agent or us prior to 5:00 p.m., New York City time (midnight, Israel time), on the expiration date, unless extended.  If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time (midnight, Israel time) on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

If you fail to follow the subscription procedures that apply to your exercise in the rights offering, we may, depending on the circumstances, reject your subscription or accept it only partially.  Neither we, the U.S. subscription agent nor the TASE Clearing House undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive any or all of the amount of rights for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.  You may not receive any or all of the amount of rights for which you over-subscribed.  If the pro rated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

The receipt of rights may be treated as a taxable distribution to you.

The distribution of subscription rights in the rights offering likely will be non-taxable under U.S. federal income tax laws.  Please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the Internal Revenue Service or the courts, however, and if the rights offering were deemed to be part of a “disproportionate distribution” under U.S. income tax laws, a U.S. holder’s receipt of subscription rights in the rights offering could be taxable as a dividend in an amount equal to the fair market value of the subscription rights to the extent of our current and accumulated earnings and profits, if any.  If the  distribution is taxable and the fair market value of the subscription rights exceeds our current and accumulated earnings and profits, the excess would be treated as a return of capital to the extent thereof and then as capital gain.  Each U.S. holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws.  Please see the discussion under “Certain Israeli Tax Considerations” below.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.  Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

Risks Related to Our Business

We have incurred operating losses and may not be able to achieve and sustain profitable operations.  We may not have sufficient resources to fund our working capital requirements in the future.

We incurred operating losses in the last two fiscal years and we may not be able to achieve and sustain profitable operations in the future.  In the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, we recorded a net loss of $32.6 million, $1.1 million and $3.9 million, respectively.  As of December 31, 2009 and June 30, 2010, our accumulated deficit was $27.5 million and $31.4 million, respectively.  Even if we return to profitability, our future net income may not offset our cumulative losses.  To the extent that we continue to incur operating losses, we may not have sufficient working capital to fund our operations in the future.  If we do not generate sufficient cash from operations or from the rights offering, we will be required to obtain additional financing or reduce our level of expenditure.  Such financing may not be available in the future, or, if available, may not be on terms favorable to us.  If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected.

We may not be able to implement our new strategic plan and may not be able to successfully expand our business activity and increase our sales.

In June 2010, we adopted a new strategic plan in an effort to reduce expenses and increase our business activity and sales.  We determined to focus our business on our sensor activity, broaden our sales channels and close certain technology gaps in response to new demands in the market place.  We intend to implement such strategic plan either though organic growth or the acquisition of, or investment in, businesses, products and technology that complement our business.  We also intend to improve our presence in selected territories in order to increase our exposure to small and medium size business opportunities as a solution provider.  In addition, as part of our efforts to increase efficiency and reduce expenses, we reduced the number of our employees in 2009 and further reduced the number of our employees in Israel during June and July 2010.  We may not be able to implement our new strategic plan and may not be able to successfully expand our business activity and increase our sales.  If we are successful in the implementation of our strategic plan, we may be required to hire additional employees in order to meet customer demands, and if we are unable to attract or retain qualified employees, our business could be adversely affected.

Unfavorable global economic conditions may adversely affect our customers, which directly impacts our business and results of operations.

Our operations and performance depend on our customers, including those from the governmental sector, having adequate resources to purchase our products.  The recent turmoil in the credit markets and the global economic downturn generally adversely impacted our customers and potential customers.  Although global economic conditions have begun to stabilize or improve, the markets in which we operate remain weak.  Customers have reduced and may continue to reduce their purchasing activities in response to lack of credit, economic uncertainty and concern about the stability of markets in general, and have reduced or delayed purchases of our products.  As a result of slow moving inventory due to the recent global economic slowdown, we may be required in the future to record additional impairment charges relating to the carrying value of our intangible assets, increase our reserves for doubtful accounts and further write-down our tax assets.  In addition, the fair value of some of our assets may decrease further as a result of the weak economy and as a result, we may be required to record further impairment charges in the future.  If global economic and market conditions or economic conditions in key markets remain weak or weaken further, our financial condition and operating results may be materially adversely affected.

Our revenues depend on government procurement procedures and practices.  A substantial decrease in our customers’ budgets would adversely affect our results of operations.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time consuming procurement procedures.  A substantial period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer.  In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.  A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations.  This risk is heightened during periods of global economic slowdown.

Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

•	their requirements or budgetary constraints change;

•	they cancel multi-year contracts and related orders if funds become unavailable;

•	they shift spending priorities into other areas or for other products; or

•	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse affect on us.

The loss of one or more of our key customers would result in a loss of a significant amount of our revenues.

A relatively few customers account for a large percentage of our revenues.  For the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010, revenues generated from sales to the Israeli Ministry of Defense, or MOD, and Israeli Defense Forces, or IDF, accounted for 15.0%, 10.8%, 19.6% and 15.4%, respectively, of our revenues.  The MOD, IDF or any of our other major customers may not maintain their volume of business with us or, if such volume is reduced, other customers generating similar revenues may not replace the lost business.  The loss of one our more of our key customers without replacement by a customer or customers of similar volume would have a material adverse effect on our financial results.

We depend on large orders from a relatively small number of customers for a substantial portion of our revenues.  As a result, our revenues and operating results may vary from quarter to quarter.

We receive large orders from a relatively small number of customers and our revenues and operating results are subject to substantial periodic variations.  Individual orders from customers can represent a substantial portion of our revenues in any one period and significant orders by a customer during one period may not be followed by further orders from the same customer in subsequent periods.  As a result, our revenues and operating results for a specific quarter may not be indicative of our future performance and quarter-to-quarter comparisons of our operating results may not be meaningful, making it difficult for investors to evaluate our future prospects based on the results of any quarter.  In addition, we have a limited order backlog, which makes revenues in any quarter substantially dependent upon orders we deliver in that quarter.

We may be adversely affected by our long sales cycles.

We have in the past and expect in the future to experience long time periods between initial sales contacts and the execution of formal contracts for our products and completion of product installations.  The cycle from first contact to revenue generation in our business involves, among other things, selling the concept of our technology and products, developing and implementing a pilot program to demonstrate the capabilities and accuracy of our products, negotiating prices and other contract terms, and, finally, installing and implementing our products on a full-scale basis.  This cycle entails a substantial period of time, sometimes as much as one or more years, and the lack of revenues during this cycle and the expenses involved in bringing new sales to the point of revenue generation may put a substantial strain on our resources.

Our failure to retain and attract personnel could harm our business, operations and product development efforts.

Our products require sophisticated research and development, marketing and sales and technical customer support.  Our success depends on our ability to attract, train and retain qualified research and development, marketing and sales and technical customer support personnel.  Competition for personnel in all of these areas is intense and we may not be able to hire sufficient personnel to achieve our goals or support the anticipated growth in our business.  If we fail to attract and retain qualified personnel, our business, operations and product development efforts would suffer.

Our financial results may be adversely affected by currency fluctuations.

We sell most of our products in North America, Europe and Israel.  Our revenues are primarily denominated in U.S. dollars, Euros and NIS, while a portion of our expenses, primarily labor expenses, is incurred in NIS and Canadian Dollars.  Additionally, certain assets, especially trade receivables, as well as part of our liabilities are denominated in NIS.  As a result, fluctuations in rates of exchange between the U.S. dollar and non- U.S. dollar currencies may affect our operating results and financial condition.  The dollar cost of our operations in Israel may be adversely affected by the appreciation of the NIS against the U.S. dollar.  In addition, the value of our non-U.S. dollar revenues could be adversely affected by the depreciation of the U.S. dollar against such currencies.  In 2007, 2008 and 2009, the NIS appreciated by approximately 9.0%, 1.1% and 0.7%, respectively, against the U.S. dollar, which had an adverse affect on our results of operations.  In 2008, the Euro depreciated against the U.S. dollar by 5.3%, while in 2007 and 2009 the Euro appreciated against the U.S. dollar by 11.7% and 3.5%, respectively.

In addition, the U.S. dollar cost of our operations in Canada is influenced by the exchange rate between the U.S. dollar and the Canadian dollar.  In 2008, the Canadian dollar depreciated against the U.S. dollar by approximately 19.7%, while in 2007 and 2009 the Canadian dollar appreciated against the U.S. dollar by 18.4% and 16.6%, respectively.

During the years ended December 31, 2007, 2008 and 2009, foreign currency fluctuations had an adverse impact on our results of operations and we recorded foreign exchange losses, net of $792,000, $246,000 and $1,138.000, respectively.  Our results of operations may continue to be materially adversely affected by currency fluctuations in the future.

If we do not receive Israeli MOD approvals necessary for us to export the products we produce in Israel, our revenues may decrease.

Israel’s defense export policy regulates the sale of a number of our systems and products.  Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy.  A license is required to initiate marketing activities.  We are also required to obtain a specific export license for any hardware exported from Israel.  We may not be able to receive all the required permits and licenses for which we may apply in the future.  If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation.  Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts.  Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process.  We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We face risks associated with doing business in international markets.

A large portion of our sales is to markets outside of Israel.  For the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010 approximately 75.0%, 78.8%, 76.2% and 75.2%, respectively, of our revenues were derived from sales to markets outside of Israel.  A key component of our strategy is to continue to expand in such international markets.  Our international sales efforts are affected by costs associated with the shipping of our products and risks inherent in doing business in international markets, including:

•	different and changing regulatory requirements in the jurisdictions in which we currently operate or may operate in the future;

•	fluctuations in foreign currency exchange rates;

•	export restrictions, tariffs and other trade barriers;

•	difficulties in staffing, managing and supporting foreign operations;

•	longer payment cycles;

•	difficulties in collecting accounts receivable;

•	political and economic changes, hostilities and other disruptions in regions where we currently sell or products or may sell our products in the future; and

•	seasonal reductions in business activities.

Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, difficulty in collecting receivables, and a higher cost of doing business, any of which could adversely affect our business, results of operations or financial condition.

Reduction in Israeli government spending or changes in priorities for homeland security products may adversely affect our financial condition, operating results and prospects.

Historically a significant portion of our revenues were from sales to the Israeli government and our financial condition, operating results and prospects would be adversely affected by Israeli government budget cutbacks or spending reductions.  We believe that the success and growth of our business will continue to depend to a certain extent upon our successful procurement of Israeli government contracts.  The award of additional contracts from the Israeli government could be adversely affected by spending reductions or budget cutbacks at government agencies that currently use or are likely to use our products.  The Israeli government may reduce its expenditures for homeland security or change its defense priorities in the coming years.  Our programs may be affected in the future if there is a reduction in Israeli government defense spending for our programs or a change in priorities to products other than ours.  Accordingly, changes in government contracting policies, budgetary constraints and delays or changes in the appropriations process could have an adverse affect on our business, financial condition and results of operations.

We may not be able to implement our growth strategy and may not be able to successfully integrate the operations of acquired businesses into our business.

As part of our growth strategy, we intend to acquire or invest in complementary (including competitive) businesses, products and technologies.  We may not be able to consummate any acquisition or investment in the future.  In addition, the process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business.  We may not be able to realize the anticipated benefits of any acquisition.  Moreover, future acquisitions by us could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to identifiable intangible assets, any of which could materially adversely affect our operating results and financial position.  Acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience.  Our failure to successfully integrate the operations of an acquired business or to retain key employees of acquired businesses and integrate and manage our growth may have a material adverse effect on our business, financial condition, results of operation or prospects.

We may not be able to protect our proprietary technology and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

Our success and ability to compete depend in large part upon protecting our proprietary technology.  We have approximately 15 patents and have three patent applications pending.  We also rely on a combination of trade secret and copyright law and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology.  It is our policy to protect our proprietary rights in our products and operations through contractual obligations, including confidentiality and non-disclosure agreements with certain employees, distributors and agents, suppliers and subcontractors.  These measures may not be adequate to protect our technology from third-party infringement, and our competitors may independently develop technologies that are substantially equivalent or superior to ours.  Additionally, our products may be sold in foreign countries that provide less protection to intellectual property than that provided under U.S. or Israeli laws.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may in the future assert infringement claims against us or claims asserting that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  In addition, we purchase components for our turnkey products from independent suppliers.  Certain of these components contain proprietary intellectual property of these independent suppliers.  Third parties may in the future assert claims against our suppliers that such suppliers have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them.  If such infringement by our suppliers or us were found to exist, a party could seek an injunction preventing the use of their intellectual property.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use such technology or intellectual property.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Undetected defects in our products may increase our costs and impair the market acceptance of our products.

The development, enhancement and implementation of our complex systems entail substantial risks of product defects or failures.  Despite testing by us and our customers, errors may be found in existing or new products, resulting in delay or loss of revenues, warranty expense, loss of market share or failure to achieve market acceptance.  Moreover, the complexities involved in implementing our systems entail additional risks of performance failures.  We may encounter substantial delays or other difficulties due to such complexities.  Any such occurrence could have a material adverse effect upon our business, financial condition and results of operations.  In addition, the potential harm to our reputation that may result from product defects or implementation errors could be damaging to us.

The market for our products is characterized by changing technology, requirements, standards and products, and we may be adversely affected if we do not respond promptly and effectively to these changes.

The market for our products is characterized by evolving technologies, changing industry standards, changing regulatory environments, frequent new product introductions and rapid changes in customer requirements.  The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable.  Our future success will depend on our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers.

In the future:

•	we may not be successful in developing and marketing new products or product features that respond to technological change or evolving industry standards;

•	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features; or

•	our new products and product features may not adequately meet the requirements of the marketplace and achieve market acceptance.

If we are unable to respond promptly and effectively to changing technology, we will be unable to compete effectively in the future.

If subcontractors and suppliers terminate our arrangements with them, or amend them in a manner detrimental to us, we may experience delays in production and implementation of our products and our business may be adversely affected.

We acquire most of the components utilized in our products, including our turnkey solutions, from a limited number of suppliers.  We may not be able to obtain such items from these suppliers in the future or we may not be able to obtain them on satisfactory terms.  Temporary disruptions of our manufacturing operations would result if we were required to obtain materials from alternative sources, which may have an adverse effect on our financial results.  In addition, the installation of our fence mounted vibration detection systems in Israel is outsourced primarily to two subcontractors.  If either or both of such subcontractors were to be unable or unwilling to continue to perform such services, we would have to identify and qualify one or more substitute subcontractors to perform such services.  This could cause delays in the implementation of our fence mounted vibration detection systems in Israel, the costs associated with installing such systems may increase and our business may be adversely affected.

We currently benefit from government programs and tax benefits that may be discontinued or reduced in the future, which would increase our future tax expenses.

We currently benefit from grants and tax benefits under Israeli government programs, which require us to meet specified conditions, including, but not limited to, making specified investments from our equity in fixed assets and paying royalties with respect to grants received.  In addition, some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel.  If we fail to comply with these conditions in the future, the benefits we receive could be cancelled and we could be required to refund any payments previously received under these programs, including any accrued interest, or pay increased taxes or royalties.  Such a result would adversely affect our results of operations and financial condition.  The Israeli government has reduced the benefits available under these programs in recent years and these programs and benefits may be discontinued or curtailed in the future.  If the Israeli government ends these programs and benefits, our business, financial condition, results of operations and net income could be materially adversely affected.

We may fail to maintain effective internal control over financial reporting, which could result in material misstatements in our financial statements.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with our Annual Report on Form 20-F for the year ended December 31, 2006, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control over financial reporting in connection with the filing of the annual report on Form 20-F for each fiscal year.

In 2008, we identified a material weakness in our internal control over financial reporting with respect to a former subsidiary that was subsequently sold during 2009.  We may identify material weaknesses or significant deficiencies in our internal control over financial reporting in the future.  Failure to maintain effective internal control over financial reporting could result in material misstatements in our financial statements.  Any such failure could also adversely affect the results of our management’s evaluations and annual auditor reports regarding the effectiveness of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Relating to Our Ordinary Shares

Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.

The market price of our ordinary shares has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

•	actual or anticipated variations in our quarterly operating results or those of our competitors;

•	announcements by us or our competitors of technological innovations or new and enhanced products;

•	developments or disputes concerning proprietary rights;

•	introduction and adoption of new industry standards;

•	changes in financial estimates by securities analysts;

•	market conditions or trends in our industry;

•	changes in the market valuations of our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	entry into strategic partnerships or joint ventures by us or our competitors;

•	additions or departures of key personnel;

•	political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events; and

•	other events or factors in any of the countries in which we do business, including those resulting from war, incidents of terrorism, natural disasters or responses to such events.

In addition, the stock market in general, and the market for Israeli companies and home defense companies in particular, has been highly volatile.  Many of these factors are beyond our control and may materially adversely affect the market price of our ordinary shares, regardless of our performance.  In the past, following periods of market volatility, shareholders have often instituted securities class action litigation relating to the stock trading and price volatility of the company in question.  If we were involved in any securities litigation, it could result in substantial cost to us to defend and divert resources and the attention of management from our business.

We do not expect to distribute dividends in the foreseeable future.

We currently intend to retain our current and any future earnings to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.  According to the Israeli Companies Law, a company may distribute dividends out of its profits (as defined by the Israeli Companies Law), provided that there is no reasonable concern that such dividend distribution will prevent the company from paying all its current and foreseeable obligations, as they become due, or otherwise upon the permission of the court.  The declaration of dividends is subject to the discretion of our board of directors and would depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of the State of Israel, and our principal executive offices and some of our manufacturing and research and development facilities are located in Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our business, financial condition and results of operations.

Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts.  A state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel.  Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn.  This, in turn, could have a material adverse effect on our operations and business.  Since September 2000, there has been an increase in unrest and terrorist activity in Israel of varying levels of severity.  In recent years, there has been an escalation in violence among Israel, Hamas, Hezbollah, the Palestinian Authority and other groups.  Ongoing violence between Israel and the Palestinians as well as tension between Israel and neighboring Syria and Lebanon or Iran may have a material adverse effect on our business, financial conditions and results of operations.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners.  Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies.  As a result, we are precluded from marketing our products to these countries, companies and organizations.  Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities.  Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel.  Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform reserve military service.

Many of our employees and some of our directors and officers in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law.  The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association and articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness.  Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, since substantially all of our assets, all of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those and similar acts.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.  We follow Israeli law and practice instead of NASDAQ rules regarding the director nomination process, compensation of executive officers and the requirement that our independent directors have regularly scheduled meetings at which only independent directors are present.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  We follow Israeli law and practice instead of NASDAQ rules regarding the director nomination process, compensation of executive officers and the requirement that our independent directors have regularly scheduled meetings at which only independent directors are present.  As a foreign private issuer listed on the NASDAQ Global Market, we may also follow home country practice with regard to, among other things, the composition of the board of directors and quorum at shareholders’ meetings.  In addition, we may follow home country practice instead of the NASDAQ requirement to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company).  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $          million, after deducting expenses related to the rights offering payable by us estimated at approximately $150,000.

We intend to use the net proceeds received from the exercise of the rights primarily for general working capital purposes, including to facilitate the implementation of our new business strategy and the repayment of a $10 million bridge loan provided to us by Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, that we obtained to allow us to begin to implement our new strategic plan.  As part of our new strategic plan, we may use a portion of the net proceeds for the acquisition of, or investment in, business, technologies or products that complement our business.  We currently have no specific plans, commitments, proposals, arrangements or agreements for any future acquisitions or investments.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2010 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the issuance of 150,000 ordinary shares to Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, in a private placement to be completed  two days before the commencement of this offering at an assumed  price of $3.09 per share, (b) the  issuance of 4,854,369 ordinary shares in the rights offering, assuming the exercise of all of the subscription rights at an assumed  subscription price of $3.09 per ordinary share with aggregate proceeds of $15 million, (c) the repayment of $10 million in debt owed under a bridge loan provided to us by Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, and (d) the receipt by us of net proceeds of approximately $15.3 million from the private placement and the rights offering after deducting our payment of estimated offering expenses.

You should read the table together with our audited financial statements for the year ended December 31, 2009 and notes thereto, included in our Annual Report on Form 20-F for the year ended December 31, 2009, and our unaudited financial statements for the six months period ended June 30, 2010, included in our Report on Form 6-K filed on September 1, 2010, which have been incorporated by reference in this prospectus.

	As of June 30, 2010
	Actual	As Adjusted
	(U.S. dollars in thousands) (unaudited)
Current liabilities	$22,796	$7,483
Long-term liabilities	3,387	3,387

Shareholder’s Equity
Share Capital
Ordinary shares of NIS 1 par value; 19,748,000 shares authorized; 10,396,548 shares issued and outstanding, actual: 15,400,917 shares issued and outstanding, as adjusted	3,225	4,620
Additional paid-in capital	49,292	63,210
Accumulated other comprehensive income	4,561	4,561
Foreign currency translation (Magal’s stand alone financial statements)	2,605	2,605
Retained earnings (accumulated deficit)	(31,375)	(31,375)
Non controlling interest	47	47
Total shareholders’ equity	$28,355	$43,668
Total liabilities and shareholders’ equity	$54,538	$54,538

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Market and the TASE under the symbol “MAGS”.

Annual Share Information

The following table sets forth, for each of the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the TASE:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High	Low	High	Low

2005	$12.22	$7.87	NIS 53.45	NIS 35.74
2006	$14.20	$8.51	NIS 64.78	NIS 36.10
2007	$12.00	$6.26	NIS 51.00	NIS 23.50
2008	$9.30	$4.61	NIS 32.44	NIS 18.60
2009	$6.40	$3.08	NIS 24.50	NIS 13.00

Quarterly Share Information

The following table sets forth, for each of the financial quarters in the years indicated and any subsequent period, the high and market prices of our ordinary shares on the NASDAQ Global Market and the TASE:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High	Low	High	Low
2008
First Quarter	$7.70	$5.09	NIS 28.20	NIS 19.00
Second Quarter	$8.81	$5.84	NIS 29.55	NIS 19.00
Third Quarter	$9.30	$6.80	NIS 32.44	NIS 23.01
Fourth Quarter	$8.87	$4.61	NIS 31.97	NIS 18.60

2009
First Quarter	$6.40	$3.79	NIS 24.50	NIS 16.00
Second Quarter	$4.95	$3.80	NIS 19.97	NIS 16.00
Third Quarter	$5.42	$3.63	NIS 20.39	NIS 14.60
Fourth Quarter	$4.55	$3.08	NIS 16.37	NIS 13.00

2010
First Quarter	$4.70	$3.50	NIS 16.86	NIS 13.70
Second Quarter	$4.00	$2.50	NIS 15.14	NIS 9.61
Third Quarter	$3.28	$2.70	NIS 12.00	NIS 10.00
Fourth Quarter (through December 20, 2010)	$3.68	$2.89	NIS 12.50	NIS 10.45

Monthly Stock Information

The following table sets forth, for each of the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the TASE:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High	Low	High	Low
June 2010	$3.00	$2.50	NIS 11.80	NIS 9.61
July 2010	$3.28	$2.70	NIS 11.87	NIS 10.30
August 2010	$3.01	$2.71	NIS 12.00	NIS 10.00
September 2010	$3.06	$2.72	NIS 11.70	NIS 10.50
October 2010	$3.56	$3.00	NIS 12.30	NIS 11.15
November 2010	$3.68	$2.89	NIS 12.50	NIS 10.45

DILUTION

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share.  Our net tangible book value as of June 30, 2010 was approximately $28,355, or $2.73 per ordinary share (based upon 10,396,548 of our ordinary shares outstanding).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on an assumed offering of 4,584,369 ordinary shares at an assumed offering price of $3.09 per share and after deducting estimated offering expenses payable by us of  approximately $150,000, and the application of the estimated $14, 850,000 of net proceeds from the rights offering and $463,500 from the sale of 150,000 ordinary shares in a private placement to Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, our pro forma net tangible book value as of June 30, 2010 would have been approximately $43,668,000 or $2.84 per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.11 per ordinary share and an immediate dilution to purchasers in the rights offering of $0.25 per ordinary share.

The following table illustrates this per share dilution assuming the completion of a private placement of 150,000 of our ordinary shares to Ki Corporation Limited at an assumed offering price of $3.09 per share and a fully subscribed rights offering of 4,854,369 ordinary shares at the assumed subscription price of $3.09 per share:

Subscription price		$3.09
Net tangible book value per ordinary prior to the rights offering	$2.73
Increase in net tangible book value per ordinary share attributable to the rights offering	$0.11
Pro forma net tangible book value per share after the rights offering		$2.84
Dilution in net tangible book value per share to purchasers		$0.25

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and the related notes incorporated or included elsewhere in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the consolidated balance sheets data as at December 31, 2008 and 2009 are derived from our audited consolidated financial statements incorporated by reference in this prospectus.  The consolidated statements of operations data for the years ended December 31, 2005 and 2006 and the consolidated balance sheets data as at December 31, 2005, 2006 and 2007 are derived from our audited consolidated financial statements that are not included or incorporated in this prospectus.  The consolidated statement of operations data for the six months ended June 30, 2009 and 2010 and the consolidated balance sheet data as at June 30, 2010 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.  Such financials statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.  Our historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,					Six Months Ended June 30,
	2005(1)	2006(1)	2007 (1)(2)	2008(2)	2009(2)	2009	2010
						(unaudited)
	(in thousands except per share data)
Revenues	$58,385	$63,600	$62,695	$57,105	$54,518	$21,870	$21,204
Cost of revenues	36,658	37,236	38,156	37,559	33,331	13,231	13,916
Gross profit	21,727	26,364	24,539	19,546	21,187	8,639	7,288
Operating expenses:
Research and development, net	5,265	5,378	5,310	5,556	4,816	2,305	2,155
Selling and marketing, net	12,385	11,603	11,073	12,953	10,864	4,801	4,545
General and administrative	4,965	5,547	6,057	10,243	8,372	3,840	3,875
Impairment of goodwill and other intangible assets	-	-	-	2,772	-	-	-
Post employment and termination benefits	-	-	904	2,582	-	-	-
Total operating expenses	22,615	22,528	23,344	34,106	24,052	10,946	10,575
Operating income (loss)	(888)	3,836	1,195	(14,560)	(2,865)	(2,307)	(3,287)
Financial expenses, net	813	864	2,059	1,314	1,568	226	659
Income (loss) before income taxes	(1,701)	2,972	(864)	(15,874)	(4,433)	(2,533)	(3,946)
Income taxes (tax benefit)	(28)	943	276	3,066	864	(344)	(20)
Income (loss) from continuing operations	(1,673)	2,029	(1,140)	(18,940)	(5,297)	(2,189)	(3,926)
Income (loss) from discontinued operations, net	(1,538)	(1,219)	3,022	(13,662)	4,216	63	-
Net income (loss)	$(3,211)	$810	$1,882	$(32,602)	$(1,081)	$(2,126)	(3,926)
Less: net income attributable to non-controlling interest	-	-	-	-	54	-	(1)
Net income (loss) attributable to Magal’s shareholders	$(3,211)	$810	$1,882	$(32,602)	$(1,135)	$(2,126)	$(3,925)
Basic and diluted net earnings (loss) per share from continuing operations	$(0.17)	$0.20	$(0.11)	$(1.82)	$(0.52)	$(0.21)	$(0.38)
Basic and diluted net earnings (loss)per share from discontinued operations	(0.15)	(0.12)	0.29	(1.32)	0.41	0.01	-
Basic and diluted net earnings (loss) per share	$(0.32)	$0.08	$0.18	$(3.14)	$(0.11)	$(0.20)	$(0.38)
Weighted average number of ordinary shares used in computing basic net earnings per share	9,883	10,384	10,395	10,397	10,397	10,397	10,397
Weighted average number of ordinary shares used in computing diluted net earnings per share	9,900	10,442	10,431	10,397	10,399	10,399	10,399
__________________________
(1) In December 2007, we disposed of our U.S. based video monitoring business.  Accordingly, the operating results, balance sheet and cash flows relating to the video monitoring operations were presented in our statements of income, balance sheets and cash flows as discontinued operations, and the comparative operating results for prior years were reclassified.

(2) In September 2009, our Board of Directors resolved to discontinue the operations of the European integration subsidiary that we acquired in September 2007.  The subsidiary was sold in December 2009.  Accordingly, operating results and cash flows for the years ended December 31, 2007, 2008 and 2009, as well as the capital gain resulting from the sale, were reclassified to disclose the results of that subsidiary as discontinued operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read in conjunction with our interim unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in “Risk Factors.”

Overview

We develop, manufacture, market and sell complex computerized security systems.  Our systems are used in more than 75 countries to protect aircraft, national borders and sensitive facilities, including military bases, power plant installations, airports, postal facilities, prisons and industrial locations from terrorism, theft and other security threats.  Our revenues are principally derived from:

•	installation of comprehensive turnkey solutions for which revenues are generated from long-term fixed price contracts; and

•	sales of perimeter products, including services and maintenance that are performed either on a fixed-price basis or pursuant to time-and-materials based contracts.

We believe that our new strategic plan that was adopted in June 2010 provides a foundation for the future growth in our revenues.  This projected growth, which is not expected to be immediate, is based on the growing worldwide demand for perimeter security, especially in the BRIC countries.  As part of our strategic plan, we intend to stimulate revenue growth by introducing new sales channels for our products as well as creating long-term alliances with large international integrators in order to increase the sales of our products to such integrators.  We are also investing in research and development in order to maintain our leadership position in the perimeter intrusion detection systems, or PIDS, market.  In addition, we intend to enter into new OEM agreements, purchase third party technologies or enter into mergers and acquisitions transactions in order to maintain and enhance our technological prominence.  We also intend to increase our sales efforts for our perimeter solutions and turn-key projects in those territories where we see growing demand, such as the BRIC countries, and plan to improve our presence in these territories either through the establishment of local offices or through joint-ventures and partnering with local entities.

Business Challenges/Areas of Focus

Our primary business challenges and areas of focus include:

•	continuing the growth of revenues and profitability of our perimeter security system line of products;

•	enhancing the introduction and recognition of our new products into the markets;

•	penetrating new markets and strengthening our presence in existing markets; and

•	succeeding in selling our comprehensive turnkey solutions.

Our business is subject to the effects of general global economic conditions.  If general economic conditions or economic conditions in key markets remain weak or weaken further, demand for our products could be adversely affected.

Key Performance Indicators and Sources of Revenues

Our management believes that our revenues, sources of revenues and operating income (loss) are among the key performance indicators for our business.

Our revenues from our perimeter products and turnkey projects segments for the six months ended June 30, 2009 and 2010 were as follows:

	Six Months Ended June 30,
	2009		2010
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(In thousands)
Revenues:
Perimeter products	$15,428	70.5%	$15,394	72.6%
Turnkey projects	6,442	29.5	5,810	27.4
Total	$21,870	100.0%	$21,204	100.0%

The decline in revenues from turnkey projects was primarily due to the global slowdown that began at the end of 2008.  The resulting decline in the number of tenders and actual orders for such projects began to impact our revenues in 2009 as we delivered on a lower backlog of orders.  This trend continued into 2010.  We have begun to see an upturn in the market and hope that this will continue into 2011.

Our operating loss from our perimeter products and turnkey projects segments for the six months ended June 30, 2009 and 2010 were as follows:

	Six Months Ended June 30,
	2009		2010
	Operating loss	% of Total Operating Loss	Operating loss	% of Total Operating loss
	(In thousands)
Operating loss:
Perimeter products	$1,179	51.1%	$1,727	52.5%
Turnkey projects	1,128	48.9	1,560	47.5
Total	$2,307	100.0%	$3,287	100.0%

Our losses were primarily due to the global economic slowdown and the reduction in governments spending that began in the latter part of 2008.  As orders and new projects were delayed, competition increased and margins were squeezed.  We believe that this trend is beginning to reverse and that government spending in certain territories is returning to previous levels.  To the extent this reversal continues, we believe that the combination of increased revenues and the impact of the cost saving measures we took in 2009 and 2010 will improve our profitability.

The following table reflects the geographic breakdown of our revenues for the six months ended June 30, 2009 and 2010:

	Six Months Ended June 30,
	2009		2010
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(In thousands)
Israel	5,434	24.8%	5,386	25.4%
Europe	4,722	21.6%	3,349	15.8%
North America	5,630	25.7%	7,497	35.3%
South and Latin America	1,521	7.0%	1,945	9.2%
Other	4,563	20.9%	3,027	14.3%
Total	$21,870	100.0%	21,204	100.0%

Cost and Expenses

Cost of revenues.  Our cost of revenues for perimeter products consists of component and material costs, direct labor costs, subcontractors costs, shipping expenses, overhead related to manufacturing and depreciation.  Our cost of revenues for turnkey projects consists primarily of component and material costs, subcontractor costs, direct labor costs and overhead related to the turnkey projects.  Our cost of revenues for “other” consists primarily of direct labor costs and material costs relating to our maintenance services.

Our gross margin is affected by the proportion of our revenues generated from perimeter products, turnkey projects and other.  Our revenues from perimeter products generally have higher gross margins than our other segments.

Research and development expenses, net.  Research and development expenses, net consists primarily of expenses for on-going research and development activities and other related costs.

Selling and marketing expenses.  Selling and marketing expenses consist primarily of commission payments, compensation and related expenses of our sales teams, attendance at trade shows and advertising expenses and related costs for facilities and equipment.

General and administrative expenses.  Our general and administrative expenses consist primarily of salary and related costs associated with our executive and administrative functions, legal and accounting expenses, allowances for doubtful accounts and bad debts and other miscellaneous expenses.  Staff costs include direct salary costs and related costs, such as severance pay, social security and retirement fund contributions, vacation and other pay.

Depreciation and Amortization. The amount of depreciation and amortization attributable to our business segments for the six months ended June 30, 2009 and 2010 were as follows:

	Six Months Ended June 30,
	2009	2010
	(In thousands)
Perimeter products	$484	$457
Turnkey projects	46	48
Total	$530	$505

Financial Expenses, Net. Financial expenses, net include exchange rate differences arising from changes in the value of monetary assets and monetary liabilities stated in currencies other than the functional currency of each entity, foreign currency forward contracts, interest charged on loans from banks as well as interest income on our cash and cash equivalents and short term investments.

Tax expense.  Tax expense consists of federal, state and local taxes on the income of our business.  We paid income taxes in 2009 in Germany and Mexico, but did not pay taxes elsewhere because of our operating losses.

Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and the use of different assumptions would likely result in materially different results of operations.  Critical accounting policies are those that are both most important to the portrayal of our financial position and results of operations and require management’s most difficult, subjective or complex judgments.  Although not all of our significant accounting policies require management to make difficult, subjective or complex judgments or estimates, the following policies and estimates are those that we deem most critical:

Revenue Recognition

We generate our revenues mainly from; (i) installation of comprehensive turnkey systems for which revenues are generated from long-term fixed price contracts; and (ii) sales of perimeter products, including services and maintenance that are performed either on a fixed-price basis or as time-and-materials based contracts.

Revenues from installation of comprehensive turnkey systems are generated from fixed-price contracts according to which the time between the signing of the contract and the final customer acceptance is usually over one year. Such contracts require significant customization for each customer’s specific needs and, as such, revenues from this type of contract are recognized in accordance with ASC 605-35 Revenue Recognition -Construction-Type and Production-Type Projects" (formerly Statement of Position, or SOP, No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts"), using contract accounting on a percentage of completion method. Accounting for long-term contracts using the percentage-of-completion method stipulates that revenue and expense are recognized throughout the life of the contract, even though the project is not completed and the purchaser does not have possession of the project.  Percentage of completion is calculated based on the “Input Method.”

Turnkey costs include materials purchased to produce the solutions, related labor and overhead expenses and subcontractor’s costs.  The percentage to completion is measured by monitoring costs and efforts devoted using records of actual costs incurred to date in the project compared to the total estimated project requirement, which corresponds to the costs related to earned revenues.  The amounts of revenues recognized are based on the total fees under the agreements and the percentage of completion achieved.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract.

Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original forecasts.  Such changes in estimated gross profit are recorded in results of operations when they are reasonably determinable by management, on a cumulative catch-up basis.

We believe that the use of the percentage of completion method is generally appropriate as we have the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs.  In addition, executed contracts include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and the terms of settlement, including in cases of termination for convenience.  In most cases we expect to perform our contractual obligations and our customers are expected to satisfy their obligations under the contract.

Fees are payable upon completion of agreed upon milestones and subject to customer acceptance. Amounts of revenues recognized in advance of contractual billing are recorded as unbilled accounts receivable.  The period between most instances of advanced recognition of revenues and the customers' billing generally ranges between one to six months.  As of June 30, 2010, we had recorded $4.8 million of such unbilled receivables.

Services and maintenance are performed under either fixed-price based or time-and-materials based contracts. Under fixed-price contracts, we agree to perform certain work for a fixed price. Under time-and-materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and for materials. Such service contracts are not in the scope of  ASC 605-35, and accordingly, related revenues are recognized in accordance with SAB No. 104, as those services are performed or over the term of the related agreements provided that, an evidence of an arrangement has been obtained, fees are fixed and determinable and collectability is reasonably assured.

Deferred revenue includes unearned amounts under installation service contracts, service contracts and maintenance agreements.

Inventories

Inventories are stated at the lower of cost or market value.  We periodically evaluate the quantities on hand relative to historical and projected sales volumes, current and historical selling prices and contractual obligations to maintain certain levels of parts.  Based on these evaluations, inventory write-offs are provided to cover risks arising from slow-moving items, discontinued products, excess inventories, market prices lower than cost and adjusted revenue forecasts.  Cost is determined as follows:

•	Raw materials, parts and supplies - using the “first-in, first-out” method.

•	Work-in-progress and finished products - on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

During the six months ended June 30, 2009 and 2010, we recorded inventory write-offs from continuing operations in the amounts of $0.3 million and $0.1 million, respectively.  Such write-offs were included in cost of revenues.

Income taxes

We account for income taxes in accordance with ASC 740 "Income Taxes" (formerly SFAS No. 109, "Accounting for Income Taxes").  This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  We provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate.  This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes.  These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet.  We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and we must establish a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.  Increases in the valuation allowance result in additional expense to be reflected within the tax provision in the consolidated statement of income.

At June 30, 2010, we had a deferred tax asset of $0.3 million attributable to our subsidiaries.  We had total estimated available carryforward tax losses of $22.4 million with respect to our operations in Israel as of such date.  As of December 31, 2009, we recorded a full valuation allowance on these carryforward tax losses due to the uncertainty of their future realization.  As of June 30, 2010, our subsidiaries had estimated total available carryforward tax losses of $9.6 million, which may be used as an offset against future taxable income for periods ranging between 12 and 20 years.  As of December 31, 2009, we recorded a full valuation allowance for our subsidiaries’ carryforward tax losses due to the uncertainty of their future realization.  Utilization of U.S. net operating losses may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions.  The annual limitation may result in the expiration of net operating losses before utilization.

Goodwill

Goodwill has been recorded as a result of past acquisitions and represents the excess of the cost over the net fair value of the assets of the businesses acquired.  We operate in two operating segments, which also constitute our two reporting units (“Turnkey Projects” and “Perimeter Products”).  Goodwill was allocated to the two reporting units.  All remaining goodwill as of December 31, 2009 is allocated to the Perimeter Products reporting unit.  We follow ASC 350, "Intangibles – Goodwill and Other" (originally issued as SFAS 142, "Goodwill and Other Intangible Assets").

ASC 350 requires goodwill to be tested for impairment, at the reporting unit level, at least annually or between annual tests in certain circumstances, and written down when impaired, rather than being amortized.  We perform our annual goodwill impairment test at December 31 of each year, or more often if indicators of impairment are present.

ASC 350 prescribes a two phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase (if necessary) measures impairment. In the first phase of impairment testing, goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second phase is then performed. The second phase of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Fair value is determined using discounted cash flows, based on the income approach, as we believe that this approach best approximates the reporting unit’s fair value at this time. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates and weighted average cost of capital for each of the reportable units.

The material assumptions used for the income approach for the six months ended June 30, 2010 were five years of projected net cash flows, a discount rate of 14.3% and a long-term growth rate of 1%. We considered historical rates and current market conditions when determining the discount and growth rates to use in our analysis.  If these estimates or their related assumptions change in the future, we may be required to record impairment charges for our goodwill.

As required by ASC 820, "Fair Value Measurements and disclosures" (formerly SFAS 157, "Fair Value Measurements," we apply assumptions that market place participants would consider in determining the fair value of a reporting unit.

Impairment of long-lived assets

Our long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with ASC 360 “Property, Plant, and Equipment” (formerly SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets") whenever events or changes in circumstances indicate that the carrying amount of a group of assets may not be recoverable. Recoverability of a group of assets to be held and used is measured by a comparison of the carrying amount of the group to the future undiscounted cash flows expected to be generated by the group. If such group of assets is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value.

During the year ended December 31, 2009 and the six months ended June 30, 2010, no impairment losses were identified.

Functional currency and financial statements in U.S. dollars

We have determined that our reporting currency is the U.S. dollar.  As of October 1, 2006, our functional currency changed from the U.S. dollar to NIS.  Translation adjustments resulting from translating our financial statements from NIS to the U.S. dollar are reported as a separate component in shareholders’ equity.  As of June 30, 2009 and 2010, our foreign currency translations totaled $3.3 million and $2.6 million, respectively.

Accordingly, as of June 30, 2010 and December 31, 2009, we recorded accumulated foreign currency translation income of approximately $0.7 million and $1.4 million, respectively, included in our balance sheets as part of “accumulated other comprehensive income.”  As of June 30, 2010 and December 31, 2009, foreign currency translation adjustments, net of $4.6 million and $3.8 million, respectively, were included under “accumulated other comprehensive income.”

The first step in the translation process is to identify the functional currency for each entity included in the financial statements.  The accounts of each entity are then “re-measured” in its functional currency.  All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

After the re-measurement process is complete the financial statements are translated into the reporting currency, which is the U.S. dollar, using the current rate method.  Equity accounts are translated using historical exchange rates.  All other balance sheet accounts are translated using the exchange rates in effect at the balance sheet date.  Statement of operations amounts have been translated using the average exchange rate for the year. The resulting translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss).

Concentrations of credit risk

Financial instruments that are potentially subject to concentrations of credit risk consist principally of cash and cash equivalents, short and long-term bank deposits, marketable securities, unbilled accounts receivable, trade receivables, long-term trade receivables and long-term loans.

Of our cash and cash equivalents, marketable securities and short-term and long-term bank deposits at June 30, 2010, $1.8 million was deposited with major Israeli and U.S. banks; $1.7 million was deposited with the Royal Bank of Canada and approximately $1.3 million was deposited with other banks, mainly Deutsche Bank and BBVA Bancomer. Cash and cash equivalents deposited in the United States may be in excess of insured limits and are not insured in other jurisdictions.  Generally these deposits maybe redeemed upon demand and therefore bear low risk.

The short-term and long-term trade receivables and the unbilled accounts receivable of our company and our subsidiaries are derived from sales to large and solid organizations located mainly in Israel, the United States, Canada, Mexico and Europe.  We perform ongoing credit evaluations of our customers and to date have not experienced any material losses.  An allowance for doubtful accounts is determined with respect to those amounts that we have determined to be doubtful of collection and in accordance with an aging policy.  In certain circumstances, we may require letters of credit, other collateral or additional guarantees.  During the six months ended June 30, 2009, no expenses related to doubtful accounts were recorded.  During the six months ended June 30, 2010, we recorded $348,000 of expenses related to doubtful accounts.  As of June 30, 2010, our allowance for doubtful accounts amounted to $0.9 million.

We have no significant off-balance sheet concentration of credit risks, such as foreign exchange contracts or foreign hedging arrangements, except derivative instruments, which are detailed below.

Derivative instruments

ASC 815, "Derivatives and Hedging" (formerly SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"), requires us to recognize all of our derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged.

To protect against the change in the forecasted foreign currency cash flows of certain sale arrangements resulting from changes in the exchange rate, we have from time to time entered into forward contracts to hedge portions of our forecasted revenue and unbilled accounts receivable denominated in foreign currencies.  For the six months ended June 30, 2009 we did not record any financial expense related to forward contracts. We recorded $16,000 as financial gains related to forward contracts in the six months ended June 30, 2010.

Fair value of financial instruments

Effective January 1, 2008, we adopted ASC 820, "Fair Value Measurements and Disclosures" (formerly SFAS 157), except as it applies to the nonfinancial assets and nonfinancial liabilities subject to ASC 820-10-50-8A (formerly FSP 157-2). We chose to adopt the delay of the effective date of ASC 820 for one year for goodwill and customers related intangible assets. Effective January 1, 2009, we adopted ASC 820 for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820 establishes a three tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Results of Operations

Our operating results have been negatively impacted during the last two years due to the global economic slowdown and the reduction in governments spending that began in the latter part of 2008. As orders and new projects were delayed, competition increased and margins were squeezed.  We believe that this trend is beginning to reverse and that government spending in certain territories is returning to previous levels.

Due to the nature of our customers and products, our revenues are often generated from a relatively small number of large orders.  Consequently, individual orders from individual customers can represent a substantial portion of our revenues in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods.  Our revenues and operating results may, therefore, vary substantially from period to period.  Consequently, we do not believe that our revenues and operating results should necessarily be judged on a quarter-to-quarter comparative basis.

The following table presents certain financial data expressed as a percentage of revenues for the periods indicated:

	Six Months Ended June 30,
	2009	2010
Revenues	100.0%	100.0%
Cost of revenues	60.5%	65.6%
Gross profit	39.5%	34.4%
Operating expenses:
Research and development, net	10.5%	10.2%
Selling and marketing, net	22.0%	21.4%
General and administrative	17.6%	18.3%
Operating loss	(10.6%)	(15.5%)
Financial expenses, net	(1.0%)	(3.1%)
(Loss) before income taxes	(11.6%)	(18.6%)
Income taxes	1.6%	0.1%
Income (loss) from continuing operations	(10.0%)	(18.5%)
Income (loss) from discontinued operations, net	0.3%	-
Net income (loss)	(9.7%)	(18.5%)

Six months Ended June 30, 2010 Compared with Six Months Ended June 30, 2009

Revenues.  Revenues decreased by 3% to $21.2 million for the six months ended June 30, 2010 from $21.9 million for the six months ended June 30, 2009.  Revenues from sales of perimeter systems amounted to $15.4 million in 2009 and 2010.  Revenues from sales of perimeter systems in Western Europe decreased in the 2010 period, while sales in the Canadian and U.S. markets increased in such period.  Revenues from security turnkey projects decreased by 9.8% to $5.8 million in 2010 from $6.4 million in 2009, as fewer projects were performed in 2010 compared to 2009, primarily due to reduced spending for large scale tenders in the second half of 2009.  We anticipate that our revenues will increase in the remainder of 2010 as a result of anticipated improvements in the global economy.

Cost of revenues. Cost of revenues increased by 5.2% to $13.9 million for the six months ended June 30, 2010 from $13.2 million for the six months ended June 30, 2009.  The increase was primarily due to a less favorable mix of products and projects as well as the increase in the U.S. dollar value of our non-U.S. dollar denominated expenses as a result of changes in foreign currency exchange rates in 2010.  Cost of revenues as a percentage of revenues increased from 60.5% in the six months ended June 30, 2009 to 65.6% in the six months ended June 30, 2010, primarily due to a less favorable mix of products and projects.  Our cost of revenues as a percentage of revenues was adversely impacted by the devaluation in the average NIS/U.S. dollar exchange rate in 2010, as the percentage of our cost of revenues denominated in NIS is higher than the percentage of revenues denominated in NIS.

Research and development expenses, net.  Research and development expenses, net decreased by 6.5% to $2.2 million for the six months ended June 30, 2010 from $2.3 million for the six months ended June 30, 2009.  The decrease in research and development expenses is primarily attributable to the decrease in the number of our U.S. subsidiary’s research and development staff due to the consolidation of the North American business into one unit in the second quarter of 2009.  Research and development expenses, net amounted to 10.5% and 10.2% of revenues in the six months ended June 30, 2009 and 2010, respectively.  We anticipate that our research and development expenses will not materially change during the remainder of 2010.

Selling and marketing expenses, net.  Selling and marketing expenses, net decreased by 5.3% to $4.5 million for the six months ended June 30, 2010 from $4.8 million for the six months ended June 30, 2009.  The decrease in selling and marketing expenses in 2010 was primarily due to the decrease in the number of our U.S. subsidiary’s selling and marketing staff due to the consolidation of the North American business into one unit during the second quarter of 2009.  Sales commissions also decreased in the 2010 period due to a different mix of revenues compared to the 2009 period.  The decrease in selling and marketing expenses was offset in part by the appreciation of the average exchange rate of the NIS and the Canadian dollar against the U.S. dollar in 2010, which increased the U.S. dollar value of our NIS and Canadian dollar denominated expenses.  Selling and marketing expenses, net amounted to 21.4% and 22.0% of revenues for the six months ended June 30, 2010 and 2009, respectively.

General and administrative expenses.  General and administrative expenses increased from $3.8 million for the six months ended June 30, 2009 to $3.9 million for the six months ended June 30, 2010, an increase of 0.9%.  The increase in general and administrative expenses in 2010 was primarily due to a $0.3 million increase in the allowance for doubtful accounts in such period.  In addition, stock option amortization expenses increased by $0.3 million in the 2010 period due to a higher level of share-based compensation expenses under ASC 718 associated with the grant of options to management during the fourth quarter of 2009.  The increase in general and administrative expenses is also attributable to the appreciation of the average exchange rate of the NIS and Canadian dollar against the U.S. dollar in 2010, which increased the U.S. dollar value of our NIS and Canadian dollar denominated expenses. The increase was partially offset by reduced legal and accounting costs as well as reduced salaries, mainly due to the consolidation of the North American business into one unit in the second quarter of 2009.  General and administrative expenses amounted to 17.6% of revenues for the six months ended June 30, 2009 compared to 18.3% for the six months ended June 30, 2010.

Operating loss.  We had an operating loss of $3.3 million for the six months ended June 30, 2010 compared to an operating loss of $2.3 million for the six months ended June 30, 2009.  The operating loss of our perimeter products segment increased from $1.2 million for the six months ended June 30, 2009 to $1.7 million for the six months ended June 30, 2010, primarily as a result of an increase in the U.S. dollar value of our non- U.S. dollar denominated expenses due to changes in foreign currency exchange rates in 2010, as well as a less favorable mix of products.  The operating loss of our turnkey projects segment increased from $1.1 million for the six months ended June 30, 2009 to $1.6 million for the six months ended June 30, 2010, primarily as a result of a less profitable mix of projects in 2010 as well as the lower volume of revenues while a significant amount of our expenses with respect to such segment’s operations are fixed.

Financial expenses, net.  Financial expenses, net, increased from $0.2 million for the six months ended June 30, 2009 to $0.7 million for the six months ended June 30, 2010, an increase of 191.6%.  The increase was primarily due to an increase in foreign exchange losses, net that was offset in part by a gain from the sale of marketable securities.

Income taxes. We recorded an income tax benefit of $344,000 for the six months ended June 30, 2009 compared to an income tax benefit of $20,000 for the six months ended June 30, 2010, primarily as a result of valuation allowances recorded in 2010 with respect to our Canadian subsidiary’s investment tax credit asset, due to the uncertainty of its future realization.

Seasonality

Our operating results are characterized by a seasonal pattern, with a higher volume of revenues towards the end of the year and lower revenues in the first part of the year.  This pattern, which is expected to continue, is mainly due to two factors:

•	our customers are mainly budget-oriented organizations with lengthy decision processes, which tend to mature late in the year; and

•	due to harsh weather conditions in certain areas in which we operate during the first quarter of the calendar year, certain services are put on hold and consequently payments are delayed.

Our revenues are dependent on government procurement procedures and practices, and because we receive large product orders from a relatively small number of customers, our revenues and operating results are subject to substantial periodic variations.

Impact of Inflation and Currency Fluctuations on Results of Operations, Liabilities and Assets

We sell most of our products in North America, Europe and Israel.  Our financial results, which are reported in U.S. dollars, are affected by changes in foreign currency.  Our revenues are primarily denominated in U.S. dollars, Euros and NIS, while a portion of our expenses, primarily labor expenses, is incurred in NIS and Canadian Dollars.  Additionally, certain assets, especially trade receivables, as well as part of our liabilities are denominated in NIS.  As a result, fluctuations in rates of exchange between the U.S. dollar and non-U.S. dollar currencies may affect our operating results and financial condition.  The dollar cost of our operations in Israel and Canada may be adversely affected by the appreciation of the NIS and the Canadian dollar against the U.S. dollar.  In addition, the value of our non-U.S. dollar revenues could be adversely affected by the depreciation of the U.S. dollar against such currencies.

The appreciation of the NIS and the Canadian dollar in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of any unlinked assets and the U.S. dollar amounts of any unlinked liabilities and increasing the U.S. dollar value of revenues and expenses denominated in other currencies.  Conversely, the depreciation of the NIS and the Canadian dollar in relation to the U.S. dollar has the effect of reducing the U.S. dollar value of any of our liabilities which are payable in NIS or in Canadian dollars (unless such costs or payables are linked to the U.S. dollar).  Such depreciation also has the effect of decreasing the U.S. dollar value of any asset that is denominated in NIS and Canadian dollars or receivables payable in NIS or Canadian dollars (unless such receivables are linked to the U.S. dollar).  In addition, the U.S. dollar value of revenues and expenses denominated in NIS or Canadian dollars would increase.  Because foreign currency exchange rates fluctuate continuously, exchange rate fluctuations may have an impact on our profitability and period-to-period comparisons of our results.  The effects of foreign currency re-measurements are reported in our consolidated financial statements in current operations.

The following table presents information about the rate of depreciation or appreciation of the NIS against the U.S. dollar:

Year ended December 31,	NIS depreciation (appreciation) rate %
2005	6.8
2006	(8.2)
2007	(9.0)
2008	(1.1)
2009	(0.7)

During the six months ended June 30, 2010, the rate of depreciation of the NIS against the U.S. dollar was 2.6%.

In addition, the U.S. dollar cost of our operations in Canada is influenced by the exchange rate between the U.S. dollar and the Canadian dollar.  In the six months ended June 30, 2010, the Canadian dollar depreciated against the U.S. dollar by approximately 0.2%, while the Canadian dollar appreciated against the U.S. dollar by approximately 6.0 % in the six months ended June 30, 2009.

We recorded foreign currency exchange gains (losses), net of $89,000 and $(480,000) for the six months ended June 30, 2009 and 2010, respectively.  We cannot assure you that in the future our results of operations may not be materially adversely affected by currency fluctuations.

To manage this risk, from time to time, we have entered into forward exchange contracts to hedge some of our foreign currency exposure relating to revenue and unbilled accounts receivable denominated in foreign currencies.

For the six months ended June 30, 2009 we did not record any financial expenses related to forward contracts transactions.  We recorded $16,000 in financial income related to forward contracts transactions in the six months ended June 30, 2010.

Liquidity and Capital Resources

From our inception until our initial public offering in March 1993, we financed our activities mainly through cash flow from operations and bank loans.  In March 1993, we received proceeds of $9.8 million from an initial public offering of 1,380,000 ordinary shares.  In February 1997, we raised $9.4 million from a follow-on offering of 2,085,000 ordinary shares and in April 2005, we raised an additional $14.9 million from a follow-on offering of 1,700,000 ordinary shares.  The proceeds from these offerings together with cash flow from operations and our credit facilities are our main sources of working capital.

Our working capital at December 31, 2009 and June 30, 2010, was $20.5 million and $ 16.9 million, respectively.  Cash and cash equivalents amounted to $11.9 million at December 31, 2009 compared to $4.8 million at June 30, 2010.  Short-term and long-term bank deposits and restricted bank deposits amounted to $1.8 million at December 31, 2009 compared to $3.0 million at June 30, 2010.  Our cash and cash equivalents and short and long-term bank deposits are held mainly in U.S. dollars.

In June 2010, we adopted a new strategic plan in an effort to establish a viable path for the growth of our business.  We decided to focus on our historical primary markets: perimeter products and solutions and turnkey projects.  We appointed a new vice president - products for our perimeter products segment, who is focused solely on the sales of our products.  We intend to increase revenues in this segment by locating new channels to promote and market our products, maintaining technology leadership, investing in our research and development activities, entering into OEM, agreements and by acquiring technologies or by mergers and acquisitions.  We also intend to focus and improve our presence in emerging markets such as the BRIC countries in order to increase our exposure to small and medium size business opportunities for both our perimeter products and solutions and turnkey projects segments.  We are also investing in our employees in order to enhance their professional skills and efficiency.

We expect that our research and development expenses in 2010 will be approximately $4 million and that research and development expenses will be approximately the same in 2011. Our research and development plan for 2011 covers the following main areas:

•
Sensor development - We intend to continue the development of new and innovative sensors based on existing, new and hybrid technologies.  Most of the development will be based on in-house competencies, however we may acquire some know-how externally.

•	Sensor improvements – We are conducting an ongoing program of improvement of our existing sensors in order to enhance performance, reliability and capability to source and produce and reduce cost.

•	Security Management Systems – We intend to continue to develop our two levels of management systems:

o
High-end systems – Physical security information management systems, mainly used as part of a turnkey solution, as a comprehensive command and control, or C&C solution, designed for entities requiring management of security, safety, site management and dispatching.  These systems are designed to manage both daily routines and crisis situations.

o	Low-end systems – Basic security management systems, or SMS, typically used for managing and controlling the PIDS of a site.

We are also developing an interface package to facilitate integration of our sensors into a third party SMS/C&C system.

•
Video systems – We will continue to develop our video management software to improve the intelligent video analytics and cope with advanced video protocols such as regular IP streaming, megapixel and high definition video cameras.

To allow us to begin to implement our new strategic plan, on September 8, 2010, Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, provided us with a bridge loan in the principal amount of $10.0 million.  If not repaid within 180 days, the bridge loan will begin to accrue interest at the rate of LIBOR + 4% per year, calculated from the date of the loan and accumulated on a quarterly basis.  However, if this rights offering occurs within 240 days from the date of the loan, the loan will not bear any interest.  We believe that this is a favorable interest rate for the company, as the market interest rate for similar loans in Israel is approximately LIBOR + 6.7% per year.  The loan is due and payable on January 10, 2012, and we have an option to extend the maturity date for an additional 60 days.  Any interest will be paid together with, and in the same manner as, the principal, no later than the maturity date. We intend to use part of the proceeds from this rights offering for the repayment of the bridge loan, which amounts to $10 million as of the date of this prospectus.  We have undertaken to repay such amount within five business days after the successful completion of the rights offering.

We believe that our current cash and cash equivalents, including bank facilities, bank deposits, marketable securities and our expected cash flows from operations in 2010 will be sufficient to meet our cash requirements through 2011 and that the proceeds of this offering will permit us to fully implement our strategic plan in 2011.  However, our liquidity could be negatively affected by a decrease in demand for our products, including the impact of potential reductions in customer purchases that may result from the current general economic climate.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
	2009	2010
	(In thousands)
Net cash provided by (used in) continuing operations	$4,421	$(3815)
Net cash used in discontinued operations	(410)	(17)
Net cash provided by (used in) operating activities	4,011	(3,832)
Net cash provided by (used in) investing activities	(7)	(1,383)
Net cash provided by (used in) financing activities	(162)	(2,002)
Effect of exchange rate changes on cash and cash equivalents	(528)	116
Increase (decrease) in cash and cash equivalents	3,314	(7,101)
Cash and cash equivalents at the beginning of the year	16,835	11,869
Cash and cash equivalents at the end of the year	$20,149	$4,768

Net cash provided by operating activities was approximately $4.0 million for the six months ended June 30, 2009 compared to net cash used in operating activities of $3.8 million for the six months ended June 30, 2010.  Net cash provided by operating activities for the six months ended June 30, 2009 was primarily attributable to $0.5 million of depreciation and amortization expenses, $0.2 million of stock-based compensation expense, a decrease in trade receivables of $6.5 million, a decrease of $0.4 million in inventories, a decrease of $1.9 million in unbilled accounts receivable, a $0.2 million decrease in other accounts receivable and prepaid expenses, and a $43,000 increase in accrued severance pay, which was offset in part by an increase of $0.4 million in customer advances, a decrease of $1.1 million in trade payables and a decrease of $1.8 million in other accounts payable and other expenses.  Net cash used in operating activities for the six months ended June 30, 2010 was primarily attributable to an increase in trade receivables of $0.8 million, an increase in other accounts receivable of $2.6 million, a decrease in trade payables of $1.5 million and a decrease in other accounts payable and other expenses of $1.2 million.  This was offset in part by a decrease in inventories of $0.5 million, an increase of $3.5 million in customer advances, an increase in unbilled accounts receivables of $1.0 million, $0.5 million of depreciation and amortization expenses and $0.6 million of stock-based compensation expense.

Net cash used in investing activities was approximately $7,000 for the six months ended June 30, 2009 compared to approximately $1.4 million for the six months ended June 30, 2010.  In the six months ended June 30, 2009, we purchased $0.9 million of property and equipment, which amount was offset in part by proceeds of $0.9 million and $31,000 from the sale of marketable securities and equipment, respectively.  In the six months ended June 30, 2010, we purchased $0.2 million of property, plant and equipment, $31,000 of know-how and patents and invested $3.0 million in a pledged deposit, which amounts were offset in part by proceeds of $1.8 million from the sale of short-term bank deposits.

For the six months ended June 30, 2009, net cash used in financing activities was $162,000, primarily attributable to the repayment of a $314,000 long-term bank loan, which amount was offset in part by an increase of $152,000 in short-term bank credits.  For the six months ended June 30, 2010, net cash used in financing activities was $2.0 million, primarily due to an increase of $0.5 million in short-term bank credits and the repayment of $1.5 million of long-term bank loans.

We had capital expenditures of approximately $0.9 million and $0.2 million in the six month periods ended June 30, 2009 and 2010, respectively.  These capital expenditures were principally for computers, other machinery and equipment and for expanding and renovating our facilities.  We estimate that our capital expenditures for the remainder of 2010 will total approximately $ 0.4 million, all of which will relate to our perimeter security and project segments.  We expect to finance these expenditures primarily from our cash and cash equivalents, operating cash flows and our credit facilities.   However, the actual amount of our capital expenditures will depend on a variety of factors, including general economic conditions and changes in the demand for our products.

Credit Lines and Other Debt

Short-term and long-term bank credit at June 30, 2009 and June 30, 2010 was $25.4 million and $8.4 million, respectively.  Our highest level of short-term and long-term bank borrowings in the six month periods ended June 30, 2009 and 2010, was $26.3 million and $8.4 million, respectively. In December 2009, we determined to reduce our borrowings by utilizing funds that we previously used as deposits under our previous banking relationships and we also used the proceeds from the sale of our European subsidiary to reduce our indebtedness.

We currently have credit lines with Bank Leumi Le-Israel B.M., or BLL, Union Bank of Israel Ltd., or Union Bank, and Bank Hapoalim B.M totaling $13.8 million in the aggregate (of which $3.0 million is reserved exclusively for guarantees) and $3.0 million was available at June 30, 2010.  There are no restrictions as to our use of any of these credit lines.  In January 2010, we entered into a new credit arrangement with these banks and granted the banks a first degree fixed charge over our registered but unissued share capital and goodwill and a first degree floating charge over all of our assets and rights.  Our loans under these credit lines are denominated in dollars and NIS.  As part of the restructuring of our credit arrangements, we have concluded and repaid in full all of our credit facilities with Mizrahi Tefahot Bank B.M.  As of June 30, 2010, we are not under any obligation to maintain financial ratios or other terms in respect of our credit lines.

In addition, our subsidiaries currently have credit lines with the Royal Bank of Canada and Deutsche Bank, totaling $2.6 million in the aggregate, of which $ 0.4 million was available at June 30, 2010.

Our Canadian subsidiary, which is primarily engaged in sale of perimeter products and turnkey projects, has undertaken to maintain general covenants and the following financial ratios and terms in respect of its outstanding credit lines: a quick ratio of not less than 1.25:1; a ratio of total liabilities to tangible net worth of not greater than 0.75:1; and tangible net worth of at least $9.0 million.  As of June 30, 2010, our Canadian subsidiary was in compliance with these ratios and terms.

As of June 30, 2010, our outstanding balances under our credit lines in Israel consisted of:

•	Short-term NIS-denominated loans of approximately $6.9 million, bearing interest at an average rate of 5%;

•	Long-term U.S. dollar-denominated loan of approximately $0.8 million, bearing interest at an average rate of 1%;

•	Long-term NIS-denominated loan of approximately $0.08 million, bearing interest at an average rate of 3%; and

•	Several bank performance and advance payment guarantees totaling approximately $3.0 million, at an annual cost of 1%-1.5%.

As of June 30, 2010, the outstanding balances under the credit lines of our subsidiaries consisted of:

•	Short-term Canadian dollar-denominated loan of approximately $0.6 million, bearing interest at an average rate of 3.5%.

•	Several bank performance and advance payment guarantees totaling approximately $1.6 million, at an annual cost of 0.85%-1.8%.

Contractual Obligations

The following table summarizes our minimum contractual obligations and commercial commitments as of June 30, 2010:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-2 years	3-5 years	More than 5 years
	(In thousands)
Long-term bank debt obligations	$877	$661	$181	$35	$-
Operating lease obligations	3,203	728	554	504	1,417
Purchase obligations	-	-	-	-	-
Other long-term liabilities reflected on our balance sheet under U.S. GAAP	3,171	-	-	-	3,171
Total	$7,251	$1,389	$735	$539	$4,588

In addition, we have guaranteed advance payments, the performance of our work and provided warranties for the performance of our work to certain of our customers (usually governmental entities).  Such guarantees are required by contract for our performance during the installation and operational period of projects throughout Israel and the rest of the world.  The performance guarantees typically expire soon after certain milestones are met and warranty guarantees typically expire at the end of the warranty period.  The maximum potential amount of future payments we could be required to make under our guarantees at both December 31, 2009 and June 30, 2010 was $4.6 million.  We have not recorded any liability for such amounts as we expect that our performance will be acceptable and to date, no performance bank guarantees have been exercised against us except with respect to our dispute relating to an airport project in Eastern Europe.

SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our outstanding ordinary shares as of the date of this prospectus, by (i) each person who we know beneficially owns 5% or more of our outstanding ordinary shares; (ii) each of our directors and executive officers individually; and (iii) all of our directors and executive officers as a group.

Name	Number of Ordinary Shares Beneficially Owned(1)	Percentage of Outstanding Ordinary Shares(2)
Nathan Kirsh (3)	2,516,267	24.2%
Clough Capital Partners L.P.(4)	704,042	6.8%
Grace & White, Inc. (5).	607,526	5.8%
Diker Management LLC (6)	604,495	5.8%
Prescot Group Capital Management LLC. (7)	544,427	5.2%
Jacob Perry (8)(9)	134,833	1.3%
Eitan Livneh (10)	128,402	1.2%
Hagai Katz	24,500	*
Asaf Even-Ezra (11)	148,926	1.4%
Yehonatan Ben-Hamozeg	42,500	*
Ilan Ovadia	34,000	-
Jacob Even-Ezra (12)	515,945	5.0%
Shaul Kobrinsky	-	-
Zeev Livne	-	-
Jacob Nuss	-	-
Barry Stiefel	5,000	*
Liza Zinger	-	-
All directors and executive officers as a group (13 persons)	3,550,373	34.1%
________
* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Ordinary shares relating to options or convertible notes currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	The percentages shown are based on 10,396,548 ordinary shares issued and outstanding as of December 20, 2010.

(3)
Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on January 16, 2009 and other information available to the company.  All of the ordinary shares are held of record by Ki Corporation Limited, or Ki Corporation, a company organized in New Jersey.  The Eurona Foundation holds 100% of Ki Corporation.   The Eurona Foundation is a Liechtenstein trust controlled by Mr. Kirsh, who also serves as its trustee.  Mr. Kirsh may be deemed to have beneficial ownership of the ordinary shares held of record by Mira Mag and Ki Corporation.

(4)
Based solely upon, and qualified in its entirety with reference to, a Schedule 13D filed with the Securities and Exchange Commission on June 17, 2010.  The Schedule 13D indicates that the shares include shares beneficially owned by investment companies, pooled investment vehicles and other accounts for which Clough Capital Partners L.P. serves as investment adviser.  Such shares may be deemed beneficially owner by (a) Clough Capital Partners L.P., (b) Clough Capital Partners LLC, the general partner of Clough Capital Partners L.P., and (c) Messrs. Charles Clough, James Canty and Eric Brock, the managing members of Clough Capital Partners LLC.  Each such reporting person disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein.

(5)
Based solely upon, and qualified in its entirety with reference to, a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2010.  The Schedule 13G/A indicates that Grace & White, Inc. is a registered investment adviser.

(6)
Based solely upon, and qualified in its entirety with reference to, a Schedule 13D filed with the Securities and Exchange Commission on June 21, 2010.  The Schedule 13D indicates that as the sole general partner of certain Diker partnerships with respect to stock directly owned by certain Diker funds, or the Diker Funds, Diker GP, LLC, has the power to vote and dispose of the shares owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares.  Diker Management, LLC serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds.  Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP, LLC and Diker Management LLC, and in that capacity direct their operations.  Therefore, Charles M. Diker and Mark N. Diker may be deemed the beneficial owners of shares beneficially owned by Diker GP, LLC and Diker Management LLC.

(7)
Based solely upon, and qualified in its entirety with reference to, a Schedule 13D filed with the Securities and Exchange Commission on June 14, 2010.  The Schedule 13D indicates that Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., referred to together as the Small Cap Funds, are the general partners of Prescot Group Aggressive Small Cap Master Fund, G.P., or Prescott Master Fund.  Prescott Group Capital Management, L.L.C., or Prescott Capital, serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the ordinary shares held by the Master Fund.  Mr. Frohlich, as the principal of Prescott Capital, may direct the vote and disposition of the ordinary shares held by Prescott Master Fund.

(8)	Includes 100,000 ordinary shares issuable upon the exercise of currently exercisable options granted by our company, having an exercise price of $7.59 per share that expire in August 2013.

(9)
Includes 33,000 ordinary shares issuable upon the exercise of currently exercisable options granted to Mr. Perry by Ki Corporation.  Ki Corporation granted Mr. Perry the right to purchase 100,000 shares upon the same terms and conditions that apply to the exercise of the options granted to him under his employment agreement.  Mr. Perry has the right to purchase the shares in three equal annual installments commencing on August 20, 2010 at a price of $7.59 per share.  The right to purchase each installment expires after three years.

(10)
Includes 83,336 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $4.35 per share that expire in August 2014, 20,833 ordinary shares issuable upon the exercise of currently options, having an exercise price of $4.35 per share that expire in November 2014 and 20,833 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $44.35 per share that expire in February 2015.

(11)
Includes 9,000 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $8.56 per share that expire in December 2010 and 24,000 ordinary shares issuable upon the exercise of currently exercisable options, having an exercise price of $3.53 per share that expire in April 2015. Asaf Even-Ezra is Jacob Even-Ezra’s son.

(12)	Includes 77,975 ordinary shares held by a trustee. Jacob Even-Ezra is the father of Asaf Even-Ezra.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our ordinary shares on [   ], subscription rights to purchase up to an aggregate of [         ] of our ordinary shares.  We expect the total subscription price for the rights offered in the rights offering to be $15 million, assuming full exercise of all the subscription rights.  See below for additional information regarding subscription by DTC and TASE Clearing House participants.

Each shareholder is being issued one right for every [   ] ordinary share[s] owned on the record date.  Each right carries with it a basic subscription right and an over-subscription right.  No fractional rights will be issued in the rights offering.

Each right entitles the holder to purchase, at the subscription price of [   ], [   ] ordinary share[s].  We refer to this as the basic subscription right.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights.  We refer to this as the over-subscription right.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.  Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.  Instead, any fractional shares will be rounded down to the nearest whole share.  You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares.  For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission.  In addition, if your exercise of subscription rights results in your holding 25% or more of our ordinary shares, such exercise must be made by means of a special tender offer in accordance with the Israeli Companies Law.

The rights are exercisable during an 18-trading day period, beginning after 5:00 p.m., New York City time (midnight, Israel time) on [    ] and ending on [    ] at 5:00 p.m., New York City time (midnight, Israel time), the expiration date of the rights offering.  If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the applicable expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.

The rights will be evidenced by subscription rights certificates which will be mailed to shareholders.  The subscription rights will not be listed for trading on any stock exchange or market.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. or the Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd. will be deemed to be the holders of the rights that are issued to Cede & Co. or Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd., respectively.

There is no minimum subscription amount.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right.

If there are sufficient remaining rights, all over-subscription requests will be honored in full.  If requests for rights pursuant to the over-subscription right exceed the remaining rights available, the available remaining rights will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription rights to which they subscribe.  The percentage of remaining rights each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole ordinary shares.  The allocation process will assure that the total number of remaining rights available for over-subscriptions is distributed on a pro rata basis.  The formula to be used in allocating the available over-subscription rights is as follows:

[Number of Over-Subscription Rights Subscribed for by an Exercising Rights Holder]	X	Total Rights Available for Rights Holders Exercising Their Over-Subscription Right
[Total Number of Over-Subscription Rights Subscribed for by All Exercising Rights Holders]

Rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the U.S. subscription agent or us and held in a segregated account with the U.S. subscription agent pending a final determination of the number of ordinary shares to be issued pursuant to the over-subscription right.  If the pro rated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction.  We will deliver certificates representing your ordinary shares or credit your account at your nominee holder with ordinary shares that you purchased pursuant to your over-subscription right as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

Brokers, dealers, banks and other nominee holders of rights will be required to certify to the U.S. subscription agent or the TASE Clearing House, as applicable, before any over-subscription right may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription right and the number of ordinary shares subscribed for pursuant to the over-subscription right by such beneficial owner.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Over-subscription Commitment

Mr. Nathan Kirsh, our principal shareholder and a director, has undertaken to exercise, directly or through entities affiliated with him, his basic subscription right in full and his over-subscription right in full.  As of the date of this prospectus, Mr. Kish beneficially owns 24.2% of our outstanding shares.

Expiration of the Rights Offering and Extensions

You may exercise your subscription rights at any time before 5:00 p.m., New York City time (midnight, Israel time) on [     ], the expiration date of the rights offering, unless extended.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your rights.  Any extension of the rights offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearing House), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.

We may choose to extend the expiration date of the rights in order to give investors more time to exercise their subscription rights in the rights offering.  We may extend the expiration date of the rights offering by giving oral or written notice to the U.S. subscription agent and the TASE Clearing House on or before the scheduled expiration date.  If we elect to extend the expiration date, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights.  We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent or Magal receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Amendments, Revocation and Termination of the Rights Offering

Amendments.  We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering (including the maximum number of ordinary shares we may issue in the rights offering and the subscription price per share).  If we amend or modify the terms of the rights offering, then we will issue a press release announcing such amendment or modification, and we will file with the U.S. Securities and Exchange Commission such documents and other information relating to the amendment or modification as is required under the Securities Act of 1933, as amended.  If we amend or modify certain terms of the rights offering, then we will extend the expiration date of the rights offering as required by law.

No Revocation.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $3.09 per share subscription price, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

Termination; Cancellation.  We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement or termination.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for general working capital purposes, including to facilitate the implementation of our new business strategy and the repayment of any outstanding amounts under a $10 million bridge loan provided to us in September 2010 by Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, our principal shareholder and a director, that we obtained to allow us to begin to implement our new strategic plan.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Our board of directors appointed a special committee to oversee the rights offering and make a recommendation to the board of directors with respect to the terms of the rights offering.  The special committee is composed of the chairman of our board of directors and our two outside directors within the meaning of Israeli law.  The subscription price, the number of shares that must be owned to receive one right and the number of shares to be issued for each right will be recommended by the special committee to our board of directors, which in turn will consider the terms of the rights offering.  In determining the various terms of the rights offering, the special committee and our board of directors will consider, among other things, the fairness opinion of Tamir Fishman, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our ordinary shares, historical and current trading prices for our ordinary shares, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, the fact that the rights are not transferable but that holders of rights will have an over-subscription right, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the special committee and our board of directors will review our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained Tamir Fishman to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole.  The opinion will not constitute a recommendation as to whether you should exercise your subscription rights in the rights offering. We have agreed to pay Tamir Fishman a fee of $50,000 and reimburse it for reasonable out-of-pocket expenses in connection with the fairness opinion.  We have further agreed to indemnify Tamir Fishman and certain other parties affiliated or associated with Tamir Fishman against certain claims, liabilities and expenses related to or arising in connection with the rendering by Tamir Fishman of its services as described in this prospectus.  The fairness opinion will not determine the fairness of the pricing of the private placement to Mr. Kirsh or the fairness of any premiums or consideration due to us or our shareholders as the result of the increase of Mr. Kirsh’s beneficial ownership of our company to more than 25%.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On December 20, 2010, the last reported sale price of our ordinary shares on The NASDAQ Global Market was $3.09 per share and on December 20, 2010, the last reported sale price of our ordinary shares on the TASE was NIS 11.29 per share.

Methods of Exercise of Rights for Record Holders

American Stock Transfer & Trust Company will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co for the benefit of brokers, dealers, banks and other nominees (other than the TASE Clearing House).  The U.S. subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $150,000 plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company.  The rights certificate will be accompanied by a copy of this prospectus, and on the back of the rights certificate will be a rights exercise form.

During the subscription period ending on [   ], if you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed exercise form on the back of your rights certificate to American Stock Transfer & Trust Co., together with payment in full of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right, by 5:00 p.m., New York City time (midnight Israel time), on [   ].  Completed subscription rights certificates of record holders and payment for the exercise of your rights must be sent to the U.S. subscription agent by one of the methods described below.

By Hand: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038	By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

All payments to the U.S. subscription agent must be in U.S. dollars by money order or bank check drawn on a bank or branch located in the United States or Israel and payable to American Stock Transfer & Trust Company, as Rights Agent.  Payment also may be made by wire transfer to the account maintained by American Stock Transfer & Trust Company for this rights offering at [ ], ABA No. [ ], Account No. [ ], for benefit of Magal Security Systems Ltd., with reference to the rights holder’s name.

If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company and you reside in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices at 17 Altalef Street, Industrial Zone, Yehud, Attention: Ilan Ovadia, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to “Magal Security Systems Ltd.”  Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.  Any wire transfer to us should be sent to the following account of Magal Security Systems Ltd.: Bank [ ], Account No. [ ], with reference to the rights holder’s name.  Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time (midnight, Israel time), on or before the applicable expiration date.  We may agree to accept other forms of payment requested by you.

The U.S. subscription agent or we, as applicable, will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the U.S. subscription agent or us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the U.S. subscription agent or us and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on [    ].

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the U.S. subscription agent or Magal, as applicable, reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the basic subscription and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

Exercise of Rights by Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE), rather than in your own name, you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights.  If you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.  In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment.

Summarized below are the procedures for exercising your rights if you are a beneficial owner whose ordinary shares are held through our Israeli nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.).

Procedures Applicable to Holders of Shares Through our Israeli Nominee Company

The TASE Clearing House will act as the Israeli subscription agent in connection with the rights offering with respect to our ordinary shares that are held through an Israeli brokerage firm that holds the rights through our Israeli nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), as well as the ordinary shares held in the DTC account of the TASE Clearing House for the benefit of brokers, dealers, banks and other nominees that are TASE Clearing House members.

The TASE Clearing House will credit the accounts of the respective TASE Clearing House members that hold our ordinary shares of record as of [      ] with one subscription right per [   ] ordinary share[s] held in such accounts.  The TASE Clearing House members will notify their respective beneficial owners as soon as possible to ascertain their intentions and to obtain instructions with respect to the subscription rights.  Such beneficial owners who wish to exercise their subscription rights must send their completed subscription rights certificates to their respective brokers, banks or other nominees, and follow the applicable instructions as to payment of the subscription price, at least three TASE trading days prior to the applicable expiration date, or [ ], unless the expiration date is extended.  The TASE Clearing House members must send completed subscription rights certificates for all shares subscribed for through the exercise of the subscription right and the over-subscription right to the TASE Clearing House at least two TASE trading days prior to the applicable expiration date, or [ ], unless the expiration date is extended.  The TASE Clearing House, in turn, must notify us of all exercises of subscription rights by the various TASE Clearing House members prior to the applicable expiration date, or [ ], unless the expiration date is extended.

The TASE Clearing House will credit the accounts of the respective TASE Clearing House members with the shares issued to them in the rights offering, concurrently with the debit of the subscription price from such accounts, as soon as practicable following the expiration of the rights offering.  The payment of the subscription price will be denominated in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions.  You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription certificates.  A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.  If you are a member of the TASE, you must comply with the rules of the TASE with respect to providing notices to and receiving instructions from your clients.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Not Transferable

The subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be listed on any trading market.

Delivery of Share Certificates

Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC member (other than the TASE Clearing House) will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

Shareholders whose ordinary shares are held of record by our Israeli nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.) on their behalf or on behalf of their broker, dealer, bank or other nominee that is a TASE Clearing House member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co. for the DTC account of the TASE Clearing House.

With respect to record shareholders, share certificates for ordinary shares will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

ERISA and Tax Considerations for U.S. Retirement Plans

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, fiduciary responsibility requirements may impact the exercise of rights by fiduciaries acting on behalf of U.S. retirement and other employee benefit plans.  Moreover, ERISA and the Internal Revenue Code of 1986, as amended, or the Code, contain prohibited transaction rules that may preclude the exercise of rights by retirement and other plans that are subject to Section 4975 of the Code.  In addition, retirement plans, including governmental retirement plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business income under Section 511 of the Code.  If any portion of an individual retirement account, or an IRA, is used as security for a loan, the portion so used is treated as distributed to the IRA owner for tax purposes.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please contact our Information Agent for the rights offering, [   ], at [   ], or, if you are located in Israel, you may also contact Ilan Ovadia, our Chief Financial Officer, at +972-3-5391490. during their respective normal business hours.

PLAN OF DISTRIBUTION

Immediately following the effective date of this prospectus, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all holders of record of our ordinary shares on [          ].  If you wish to exercise your basic subscription rights and the over-subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering - Methods for Exercising Rights.”

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of NIS 19,748,000 ordinary shares, par value NIS 1.00 each.  All our ordinary shares have the same rights, preferences and restrictions, some of which are detailed below.  At the general meeting of shareholders, our shareholders may, subject to certain provisions detailed below, create different classes of shares, each class bearing different rights, preferences and restrictions.

The rights attached to the ordinary shares are as follows:

Dividends Rights.  Holders of ordinary shares are entitled to participate in the payment of dividends in accordance with the amounts paid-up or credited as paid up on the nominal value of such ordinary shares at the time of payment (without taking into account any premium paid thereon).  However, under article 13 of our articles of association no shareholder shall be entitled to receive any dividends until the shareholder has paid all calls then currently due and payable on each ordinary share held by such shareholder.

The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law. Declaration of a final dividend requires the approval by ordinary resolution of our shareholders at a general meeting of shareholders.  Such resolution may reduce but not increase the dividend amount recommended by the board of directors.  Dividends may be paid, in whole or in part, by way of distribution of dividends in kind.

Voting Rights.  Holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Generally, resolutions are adopted at the general meeting of shareholders by an ordinary resolution, unless the Israeli Companies Law or our articles of association require an extraordinary resolution.  An ordinary resolution, such as a resolution approving the declaration of dividends or the appointment of auditors, requires approval by the holders of a simple majority of the shares represented at the meeting, in person or by proxy, and voting on the matter.  An extraordinary resolution requires approval by the holders of at least 75% of the shares represented at the meeting, in person or by proxy, and voting on the matter.  The primary resolutions required to be adopted by an extraordinary resolution of the general meeting of shareholders are resolutions to:

•	amend the memorandum of association or articles of association;

•	change the share capital, for example by increasing or canceling the authorized share capital or modifying the rights attached to shares; and

•	approve mergers, consolidations or winding up of our company.

Our articles of association do not contain any provisions regarding a classified board of directors or cumulative voting for the election of directors.  Pursuant to our articles of association, our directors (except the external directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected.  All the members of our board of directors (except the external directors) may be reelected upon completion of their term of office.

Rights to Share in the Company’s Profits.  Our shareholders have the right to share in our profits distributed as a dividend or any other permitted distributions.

Liquidation Rights.  Article 111 of our articles of association provides that upon any liquidation, dissolution or winding-up of our company, our remaining assets shall be distributed pro-rata to our ordinary shareholders.

Redemption.  Under Article 38 of our articles of association, we may issue redeemable stock and redeem the same.

Capital Calls.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Modifications of Share Rights

The rights attached to a class of shares may be altered by an extraordinary resolution of the general meeting of shareholders, provided the holders of 75% of the issued shares of that class approve such change by the adoption of an extraordinary resolution at a separate meeting of such class, subject to the terms of such class.  The provisions of the articles of association pertaining to general meetings of shareholders also apply to a separate meeting of a class of shareholders.  Shares which confer preferential or subordinate rights relating to, among other things, dividends, voting, and payment of capital may be created only by an extraordinary resolution of the general meeting of shareholders.

General Meetings of Shareholders

Under the Israeli Companies Law a company must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required.  Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

A shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders may not seek the cancellation of any proceedings or resolutions adopted at such general meeting of shareholders on account of any defect in the notice of such meeting relating to the time or the place thereof.  Shareholders who are registered in our register of shareholders at the record date may vote at the general meeting of shareholders.  The record date is set in the resolution to convene the general meeting of shareholders, provided, however, that such record date must be between 14 to 21 days or, in the event of a vote by ballots, between 28 to 40 days prior the date the general meeting of shareholders is held.

The quorum required for a general meeting of shareholders consists of at least two record shareholders, present in person or by proxy, who hold, in the aggregate, at least one third of the voting power of our outstanding shares.  A general meeting of shareholders will be adjourned for lack of a quorum after half an hour from the time appointed for such meeting to the same day in the following week at the same time and place or any other time and place as the board of directors designates in a notice to the shareholders.  At such reconvened meeting, if a quorum is not present within half an hour from the time appointed for such meeting, two or more shareholders, present in person or by proxy, will constitute a quorum.  The only business that may be considered at an adjourned general meeting of shareholders is the business that might have been lawfully considered at the general meeting of shareholders originally convened and the only resolutions that may be adopted are the resolutions that could have been adopted at the general meeting of shareholders originally convened.

Limitations on the Right to Own Our Securities

Neither our memorandum or articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of our ordinary shares by non-residents, except that the laws of the State of Israel may restrict the ownership of ordinary shares by residents of countries that are in a state of war with Israel.

Provisions Restricting a Change in Control of Our Company

The Israeli Companies Law requires that mergers between Israeli companies be approved by the board of directors and general meeting of shareholders of both parties to the transaction.  The approval of the board of directors of both companies is subject to such boards’ confirmation that there is no reasonable doubt that after the merger the surviving company will be able to fulfill its obligations towards its creditors.  Each company must notify its creditors about the contemplated merger.  Under our articles of association, such merger must be approved by a resolution of the shareholders, as explained above.  The approval of the merger by the general meetings of shareholders of the companies is also subject to additional approval requirements as specified in the Israeli Companies Law and regulations promulgated thereunder.  For purposes of the shareholders approval, the merger shall not be deemed as granted unless the court determines otherwise, if it is not supported by the majority of the shares represented at the general meeting, other than those shares that are held by the other party to the merger or by any shareholder holding 25% or more of the outstanding share capital of the company or the right to appoint 25% or more of the members of the board of directors.

The Israeli Companies Law also provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company.  An acquisition of shares of a public company must also be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company.  These requirements do not apply if the acquisition (i) was made through a private placement that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company.  The special tender offer must be extended to all shareholders but, the offer may include explicit limitations allowing the offeror not to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  The special tender offer may be effected only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of the outstanding shares, the acquisition must be made by means of a tender offer for the entire outstanding shares.  In such event, if less than 5% of the outstanding shares are not tendered in the tender offer, all the shares of the company will be deemed as tendered and sold.  However, if more than 5% of the outstanding shares are not tendered in the tender offer, then the acquirer may not acquire any shares at all.  The law provides for appraisal allowing any shareholder to file a motion to the court within three months following the consummation of a full tender offer.

In addition, the purchase of 25% or more of the outstanding share capital of a company or the purchase of substantial assets of a company requires, under certain conditions, the approval of the Restrictive Practices Authority.  Furthermore if the target company has received tax incentives of grants from the Office of the Chief Scientist, changes in ownership may require also the approval of the tax authorities or the Office of the Chief Scientist, as applicable.

Disclosure of Shareholders’ Ownership

The Israeli Securities Law, 5728-1968 and regulations promulgated thereunder contain various provisions regarding the ownership threshold above which shareholders must disclose their share ownership.  However, these provisions do not apply to companies, such as ours, whose shares are publicly traded in Israel as well as outside of Israel.   As a result of the listing of our ordinary shares on the TASE, we are required pursuant to the Israeli Securities Law and the regulations promulgated thereunder to deliver to the Israeli Share Registrar, the Israeli Securities Exchange Commission and the TASE, all reports, documents, forms and information received by us from our shareholders regarding their shareholdings, provided that such information was published or required to be published under applicable foreign law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the rights offering.  This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof and the U.S./Israel Income Tax Treaty, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations.  For purposes of this summary, a “U.S. Holder” will be deemed to refer only to any of the following holders of our ordinary shares:

•	an individual who is either a U.S. citizen or a resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and

•
a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws.  In addition, this summary is directed only to U.S. Holders who hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Holders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Holders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Holders selling our ordinary shares short, U.S. Holders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

A U.S. Holder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws.  The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares and an increase in the proportionate interest of other holders of our ordinary shares in our assets or earnings and profits.  The following discussion of the material U.S. federal income tax consequences of the rights offering assumes that U.S. Holders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the rights offering.

Tax Basis and Holding Period of Subscription Rights

A U.S. Holder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Holder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution.  If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Holder’s tax basis in the subscription rights received pursuant to the rights offering will be zero, unless such U.S. Holder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence.  Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period.  The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

If a U.S. Holder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Holder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U. S. Holder’s tax basis in such ordinary shares before receipt of the subscription rights.  If a U.S. Holder’s subscription rights expire without exercise after the U.S. Holder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder likely would recognize a capital loss which generally would be treated as U.S.-source capital loss for purposes of computing any allowable U.S. foreign tax credit.  Such capital loss would be short-term or long-term capital loss, depending on the U.S. Holder’s holding period with respect to the subscription rights, determined as described in “– Tax Basis and Holding Period of Subscription Rights” above.  Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights.  A U.S. Holder’s initial tax basis in each share received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “–Tax Basis and Holding Period of Subscription Rights” above.

A U.S. Holder’s holding period for the ordinary shares acquired upon the exercise of a subscription right will begin on the date of exercise.

If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code.  U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Acquisition, Ownership and Disposition of Ordinary Shares

For a discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares, including the taxation of any dividends paid with respect to our ordinary shares, the treatment of a U.S. Holder’s sale or other disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes, see “Item 10E. Taxation – United States Federal Income Tax Consequences” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes.

CERTAIN ISRAELI TAX CONSIDERATIONS

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law.  To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question.  The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.  Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Distribution of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.  The law distinguishes between real gain and inflationary surplus.  The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale.  The real gain is the excess of the total capital gain over the inflationary surplus.

Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 25%.  Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed shares, unless such companies were not subject to the Israeli Income Tax (Inflationary Adjustment) Law, 5745-1985, or the Inflationary Adjustments Law, (or certain regulations) as of August 10, 2005, in which case the applicable tax rate is 25%.  However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) shareholders who acquired their shares prior to an initial public offering (that may be subject to a different tax arrangement).

Section 94(D) of the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.”  Section 94(A) of the Tax Ordinance provides that at the time of disposition of bonus shares issued to an individual, company or association of individuals, or at the time of sale of shares in respect of which the bonus shares were issued, defined as the Principal Shares, the bonus shares will be deemed to have been purchased on the date the Principal Shares were purchased.  In addition, the section provides that the original price (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original price of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares.  In accordance with Section 94(E) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the finance committee of the Israeli Parliament, promulgate rules for calculating the amount of the benefit component.  Such rules have not been published.

The original price of our shares acquired by individuals prior to January 1, 2003 will generally be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003.  However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their shares prior to an initial public offering, that the gains did not derive from a permanent establishment of such shareholders in Israel, and that such shareholders are not subject to the Inflationary Adjustments Law.  However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel.  In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.  The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

EXPENSES ASSOCIATED WITH THE RIGHTS OFFERING

We have agreed to pay substantially all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent and subscription agent fees.  We estimate that the expenses for which we will be responsible in connection with the rights offering will be approximately $[               ].  The following table sets forth the various expenses expected to be incurred by us in connection with the rights offering.  All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

SEC registration fee		$1,069.50
Printing, EDGAR and mailing fees
Legal fees and expenses
Accounting fees and expenses
Transfer agent and subscription agent fees
Miscellaneous expenses
Total expenses	$

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel-Aviv, Israel.  Some legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2009, and for each of the three years ended December 31, 2009 included in our Annual Report on Form 20-F for the year ended December 31, 2009, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated herein.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2009.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets, all of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, S. Friedman & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•	the judgment is no longer appealable,

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,

•	there was no due process,

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

MAGAL SECURITY SYSTEMS LTD. AND ITS SUBSIDIARIES

  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2010

UNAUDITED

MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2010	2009
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,768	$11,869
Short-term bank deposits	-	1,807
Restricted deposit	2,965	-
Trade receivables (net of allowance for doubtful accounts of $ 884 as of June 30, 2010 and $ 911 at December 31, 2009)	12,608	12,328
Unbilled accounts receivable	4,795	5,892
Other accounts receivable and prepaid expenses	4,079	1,573
Deferred income taxes	307	272
Inventories (Note 3)	10,175	10,912

Total current assets	39,697	44,653

LONG-TERM INVESTMENTS AND RECEIVABLES:
Long-term trade receivables	1,565	1,753
Long-term loan	200	200
Long-term deposits	50	40
Severance pay fund	2,105	2,476

Total long-term investments and receivables	3,920	4,469

PROPERTY AND EQUIPMENT, NET	8,747	9,178

OTHER INTANGIBLE ASSETS, NET	279	269

GOODWILL	1,895	2,053

ASSETS ATTRIBUTED TO DISCONTINUED OPERATIONS	-	28

Total assets	$54,538	$60,650

The accompanying notes are an integral part of the interim consolidated financial statements.

MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands
	June 30,	December 31,
	2010	2009
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank credit	$7,534	$8,234
Current maturities of long-term bank credit	661	1,824
Trade payables	2,490	4,018
Customer advances	5,686	2,330
Other accounts payable and accrued expenses	6,425	7,780

Total current liabilities	22,796	24,186

LONG-TERM LIABILITIES:
Long-term bank debt	216	548
Accrued severance pay	3,171	3,562

Total long-term liabilities	3,387	4,110

LIABILITIES ATTRIBUTED TO DISCONTINUED OPERATIONS	-	45

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares of NIS 1 par value -
Authorized: 19,748,000 shares at June 30, 2010 and December 31, 2009; Issued and outstanding: 10,396,548 shares at June 30, 2010 and December 31, 2009	3,225	3,225
Additional paid-in capital	49,292	48,741
Accumulated other comprehensive income	4,561	3,849
Foreign currency translation (Company's stand alone financial statements)	2,605	3,890
Accumulated deficit	(31,375)	(27,450)

Total Magal shareholders' equity	28,308	32,255
Non controlling interest	47	54

Total shareholders' equity	28,355	32,309

Total liabilities and shareholders' equity	$54,538	$60,650

The accompanying notes are an integral part of the interim consolidated financial statements.

MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands
	Six months ended June 30,		Year ended December 31,
	2010	2009	2009
	Unaudited

Revenues	$21,204	$21,870	$54,518
Cost of revenues	13,916	13,231	33,331

Gross profit	7,288	8,639	21,187

Operating expenses:

Research and development	2,155	2,305	4,816
Selling and marketing, net	4,545	4,801	10,864
General and administrative	3,875	3,840	8,372

Total operating expenses	10,575	10,946	24,052

Operating loss	(3,287)	(2,307)	(2,865)
Financial expenses, net	659	226	1,568

Loss before income taxes	(3,946)	(2,533)	(4,433)
Income taxes (tax benefit)	(20)	(344)	864

Loss from continuing operations	(3,926)	(2,189)	(5,297)
Income from discontinued operations, net	-	63	4,216

Net loss	(3,926)	(2,126)	(1,081)
Less: net income (loss) attributable to non-controlling interest	(1)	-	54

Net loss attributable to Magal shareholders	$(3,925)	$(2,126)	$(1,135)

Basic and diluted loss per share from continuing operations	$(0.38)	$(0.21)	$(0.52)

Basic and diluted earnings per share from discontinued operations	-	0.01	0.41

Basic and diluted loss per share	$(0.38)	$(0.20)	$(0.11)

The accompanying notes are an integral part of the interim consolidated financial statements.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands (except share data)
	Number of shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income (loss)	Foreign currency translation – the Company	Accumulated deficit	Non- controlling interest	Total comprehensive loss	Total shareholders' equity

Balance as of January 1, 2009	10,396,548	$3,225	$48,043	$2,472	$3,293	$(26,315)	$-		$30,718
Stock-based compensation	-	-	542	-	-	-	-		542
Stock-based compensation – granted by related party	-	-	156	-	-	-	-		156
Comprehensive income (loss):
Net loss	-	-	-	-	-	(1,135)	54	$(1,081)	(1,081)
Realized foreign currency translation adjustments from sale of subsidiary	-	-	-	(789)	-	-	-	(789)	(789)
Foreign currency translation adjustments	-	-	-	2,166	597	-	-	2,166	2,763

Total comprehensive income								$296

Balance as of December 31, 2009	10,396,548	3,225	48,741	3,849	3,890	(27,450)	54		32,309
Stock-based compensation	-	-	491	-	-	-	-		491
Stock-based compensation - granted by related party	-	-	60	-	-	-	-		60
Comprehensive income (loss):
Net loss	-	-	-	-	-	(3,925)	(1)	$(3,926)	(3,926)
Foreign currency translation adjustments	-	-	-	712	(1,285)	-	(6)	705	(579)

Total comprehensive loss								$(3,221)

Balance as of June 30, 2010 (unaudited)	10,396,548	$3,225	$49,292	$4,561	$2,605	$(31,375)	$47		$28,355

The accompanying notes are an integral part of the interim consolidated financial statements.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands (except share data)

	Number of shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income	Foreign currency translation – the Company	Accumulated deficit	Total comprehensive loss	Total shareholders' equity

Balance as of January 1, 2009	10,396,548	$3,225	$48,043	$2,472	$3,293	$(26,315)		$30,718
Stock-based compensation	-	-	180	-	-	-		180
Stock-based compensation – granted by related party
Comprehensive income (loss):
Net loss	-	-	-	-	-	(2,126)	$(2,126)	(2,126)
Foreign currency translation adjustments	-	-	-	864	(13)	-	864	851

Total comprehensive income							$(1,262)

Balance as of June 30, 2009 (unaudited)	10,396,548	$3,225	$48,223	$3,336	$3,280	$(28,441)		$29,623

The accompanying notes are an integral part of the interim consolidated financial statements.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009
	Unaudited
Cash flows from operating activities:
Net loss	$(3,926)	$(2,126)	$(1,081)
Adjustments required to reconcile net loss to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(63)	(4,216)
Depreciation and amortization	505	530	1,204
Loss (gain) on sale of property and equipment	(5)	71	268
Decrease (increase) in accrued interest and exchange differences on marketable securities, short-term and long-term bank deposits and long-term loans	(41)	(27)	2
Write-off of long term loan	-	-	319
Stock based compensation	551	180	698
Decrease (increase) in trade receivables, net	(779)	6,471	3,889
Decrease (increase) in unbilled accounts receivable	1,041	1,945	(582)
Decrease (increase) in other accounts receivable and prepaid expenses	(2,568)	226	1,984
Decrease (increase) in deferred income taxes	(41)	(43)	793
Decrease in inventories	455	436	3,888
Decrease in long-term trade receivables	147	4	95
Decrease in trade payables	(1,470)	(1,050)	(899)
Decrease in other accounts payable and accrued expenses	(1,171)	(1,770)	(1,640)
Increase (decrease) in customer advances	3,478	(406)	551
Accrued severance pay, net	9	43	378

Net cash provided by (used in) continuing operations	(3,815)	4,421	5,651
Net cash provided by (used in) discontinued operations	(17)	(410)	120

Net cash provided by (used in) operating activities	(3,832)	4,011	5,771

Cash flows from investing activities:
Proceeds from sale of short-term bank deposits	1,800	-	1,316
Escrow deposit	-	-	920
Purchase of long-term deposits	(12)	-	(13)
Proceeds from sale of marketable securities	-	918	918
Proceeds from sale of property and equipment	5	31	64
Purchase of property and equipment	(182)	(928)	(2,025)
Purchase of know-how and patents	(31)	(15)	(27)
Pledged deposit	(2,963)	-	-
Proceeds from sale of subsidiary (b)	-	-	2,850

Net cash provided by (used in) continuing activities	(1,383)	6	4,003
Net cash used in discontinued operations	-	(13)	(15)

Net cash provided by (used in) investing activities	(1,383)	(7)	3,988

The accompanying notes are an integral part of the interim consolidated financial statements.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009
	Unaudited
Cash flows from financing activities:
Short-term bank credit, net	(517)	152	(14,533)
Proceeds from long-term bank loans	-	-	97
Principal payment of long-term bank loans	(1,485)	(314)	(829)

Net cash used in continuing operations	(2,002)	(162)	(15,265)
Net cash provided by discontinued operations	-	-	771

Net cash used in financing activities	(2,002)	(162)	(14,494)

Effect of exchange rate changes on cash and cash equivalents	116	(528)	(231)

Increase (decrease) in cash and cash equivalents	(7,101)	3,314	(4,966)
Cash and cash equivalents at the beginning of the period	11,869	16,835	16,835

Cash and cash equivalents at the end of the period	$4,768	$20,149	$11,869

Supplemental disclosures of cash flows activities:

Cash paid during the period for:
Interest	$217	$455	$881

Income taxes	$116	$270	$431

(b) Proceeds of sale of subsidiary

Working capital, net			$(3,227)
Property and equipment			339
Accrued severance pay			(418)
Customer related intangible assets			2,614
Deferred taxes			(715)
Capital gain			4,257

			$2,850

The accompanying notes are an integral part of the interim consolidated financial statements.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-       GENERAL

a.
These consolidated financial statements have been prepared in a condensed format as of June 30, 2010 and for the six months then ended ("interim financial statements"). These consolidated financial statements should be read in conjunction with the Company's audited annual consolidated financial statements and accompanying notes as of December 31, 2009 and for the year then ended.

b.
Magal Security Systems Ltd. ("the Company") and its subsidiaries (together - "the Group") are engaged in the development, manufacture, marketing and sale of complex computerized security systems used to automatically detect and deter human intrusion for both civilian and military markets. The Group's systems are used in more than 75 countries around the world.

c.
The Company intends to complete a private placement of 150,000 of the Company's Ordinary shares to Ki Corporation Limited ( “Ki Corporation”), a company owned by Mr. Nathan Kirsh, at an initial price per share equal to the closing price of the Company Ordinary shares on the NASDAQ Global Market on the date prior to the private placement. Upon the effective date of the rights offering, the price per share paid by Ki Corporation will be adjusted to the higher of the price per share in the rights offering and the closing price of the Ordinary shares on the NASDAQ Global Market on the date prior to the effective date of the rights offering. The private placement consideration to be received from Ki Corporation Limited will be paid  to the Company by means of a partial offset against the outstanding principal amount due Ki Corporation under the bridge loan that it provided to the Company on September 8, 2010.

d.
The Company intends to file a registration statement with the U.S. Securities and Exchange Commission   with respect to a rights offering to be made to holders of the Company’s ordinary shares  that are traded on the NASDAQ Global Market and the Tel Aviv Stock Exchange for a total amount of $ 15,000.  Shareholders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. In addition, Mr. Nathan Kirsh, the Company's controlling shareholder and a director, has undertaken to exercise, directly or through entities owned by him, his basic subscription rights in full and his over-subscription rights in full, up to the total rights offering amount of $ 15,000. The subscription rights  will be denominated  in dollars while the Company's functional currency is the NIS. Accordingly, on ASC 815-40 the subscription rights will be classified as a liability and marked to market at each reporting date with changes in the fair value of the liability recorded as finance expense or income in the Company’s financial statements.

e.
On September 8, 2010, Ki Corporation, provided the Company with a $ 10,000 bridge loan. If not repaid within six months, the bridge loan will accrue interest at the rate of LIBOR + 4% per year, calculated from the funding date. The term of the loan ends on January 10, 2012, after which the Company will retain an option to extend the loan for a further 60 days. The interest will be paid together with, and in the same manner as, the principal, at the end of the term of the loan.  The Company has undertaken to repay the bridge loan within five business days after the successful completion of the rights offering.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-          SIGNIFICANT ACCOUNTING POLICIES

Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, short-term and long-term bank deposits, trade receivables, unbilled accounts receivable, long-term trade receivables and long-term loans.

Of the Company's cash and cash equivalents and short-term and long-term bank deposits at June 30, 2010, $ 1,826 is invested in major Israeli and U.S. banks; $ 1,675 is invested in RBC Royal Bank and approximately $ 1,267  in other banks, mainly with Deutsche Bank and BBVA Bancomer. Cash and cash equivalents in the United States may be in excess of insured limits and are not insured in other jurisdictions. Generally, these deposits may be redeemed upon demand and therefore, bear low risk.

The short-term and long-term trade receivables of the Company, as well as the unbilled accounts receivable, are primarily derived from sales to large and solid organizations and governmental authorities located mainly in Israel, the United States, Canada, Mexico, and Europe. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection and in accordance with an aging policy. As of June 30, 2010, the Company's allowance for doubtful accounts amounted to $ 884. During the six months ended June 30, 2009, no expenses related to doubtful accounts were recorded. During the six months ended June 30,2010, we recorded $348 of expenses related to doubtful accounts. In certain circumstances, the Group may require letters of credit, other collateral or additional guarantees. A loan granted to a third party is secured by a personal guarantee of the beneficial owner of the third party; however, management anticipates difficulties in the full repayment of the loan (see Note 12h in the December 31, 2009 financial statements).

The Company has no significant off-balance sheet concentration of credit risks, such as foreign exchange contracts or foreign hedging arrangements, except for derivative instruments (see Note 2w in the December 31, 2009 financial statements).

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	INVENTORIES

	June 30, 2010	December 31, 2009
	Unaudited

Raw materials	$4,110	$3,301
Work in progress	2,190	2,661
Finished products	3,875	4,950

	$10,175	$10,912

During 2009, and for the six months ended June 30, 2009 and 2010, the Company recorded inventory write-offs from continued operations in the amounts of $ 1,391, $ 262 and $ 140, respectively. Such write-offs were included in cost of revenues.

NOTE 4:-	SHORT-TERM BANK CREDIT

a.	Credit lines:

	June 30 2010	December 31, 2009
	Unaudited

Short-term bank credit	$7,534	$8,234
Long-term bank credit	877	2,372
Performance guarantees	4,572	4,572

	12,983	15,178
Unutilized credit lines approximate	3,357	12,069

Total authorized credit lines approximate	$16,340	$27,247

b.
The Company's Canadian subsidiary has undertaken to maintain general covenants and the following financial ratios and terms in respect of its outstanding credit lines: a quick ratio of not less than 1.25; a ratio of total liabilities to tangible net worth of not greater than 0.75; and tangible net worth of at least $ 9,000. As of June 30, 2010, the Company's subsidiary was in compliance with the ratios and terms.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:        COMMITMENTS AND CONTINGENT LIABILITIES

a.
Royalty commitments to the Office of the Chief Scientist of Israel's Ministry of Industry, Trade and Labor ("OCS"):

Under the research and development agreements between the Company and the OCS and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3%-4.5% of revenues derived from sales of products developed with funds provided by the OCS and ancillary services, up to an amount equal to 100% of the OCS research and development grants received, linked to the U.S. dollars plus interest on the unpaid amount received based on the 12-month LIBOR rate applicable to dollar deposits. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales no payment is required.

Royalties paid to the OCS amounted to $ 172 for the year ended December 31, 2009, and $ 11 and $ 0 for the six months ended June 30, 2009 and 2010, respectively. As of June 30, 2010, the Company had remaining contingent obligations to pay royalties to the OCS in the amount of approximately $ 1,212.

b.
Royalty commitments to a third party:

During 2002, the Company entered into a development agreement for planning, developing and manufacturing a security system with a third party. Under the agreement, the Company agreed to pay the third party royalties based on a defined formula. Under this agreement, the Company also committed to purchase a certain volume of products at a minimum amount of approximately $ 300 over 2.5 years after the achievement of certain milestones. As of June 30, 2010, royalty commitments under the agreement amounted to $ 45.

c.
In September 2006, the Company signed a non-exclusive agreement with a third party for the rights to use certain intangible assets such as know-how and patents for the production, sale and marketing of a perimeter security system based on fiber-optic lines that is used mainly to protect marine sites. The contract period was for two years and the Company exercised its right to extend  the contract for an additional five years in September 2008. The consideration for the license is $ 548, payable in 24 monthly installments. In addition, the Company agreed to pay royalties based on a defined formula.

In addition, the parties signed an agreement that grants the Company the rights to provide maintenance and support for the systems previously sold by the third party. The Company agreed to pay royalties based on a defined formula. No royalties were paid or accrued as of June 30, 2010.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-       COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

d.
Guarantees:

As of June 30, 2010, the Group obtained bank performance guarantees and advance payment guarantees and bid bond guarantees from several banks, mainly in Israel, in the aggregate amount of $ 4,572.

e.
Legal proceedings:

In May 2005, the Company entered into an agreement to supply comprehensive security solutions for a sensitive site in Eastern Europe. The Company commenced the project and delivered some of the equipment and other deliverables to the customer in 2005. In April 2006, the customer informed the Company that it was canceling the agreement due to errors in the design documents that the Company submitted. In addition, the customer did not make payments required under the agreement. The Company denied all of the allegations and the case was referred to arbitration.

On June 6, 2007, the Court of Arbitration in the Eastern European country issued its decision in the arbitration and stated that the agreement was void due to legal mistakes made by the customer in the tender process. Based on such decision, the Company decided to initiate a new legal action against the customer seeking compensation for the damages incurred. In March 2010, the Court of Arbitration determined that the customer is liable for certain expenses incurred by the Company in connection with the negotiation and execution of the agreement due to the customer's wrongful behaviour during the negotiations.  In addition, the Court of Arbitration determined that the customer is liable for damages caused to the Company due to the customer's unjust enrichment resulting from its failure to pay for certain deliveries made by the Company.  The Court of Arbitration's decision is subject to appeal.  The scope of damages will be determined in future proceedings.

The Company is subject to legal proceedings arising in the normal course of business. Based on the advice of legal counsel, management believes that these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

f.
Charges:

In January 2010, the Company approved a new credit arrangement and created in favor of the banks a first degree fixed charge over its unissued share capital and its goodwill and a first priority floating charge over its factory, business, and all of its assets and rights.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-       COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

g.
In October 2006, the Company signed an agreement with a third party who consults, markets and implements projects in the security field. According to the agreement, the parties agreed to cooperate in the development of the business of the third party during the first 12 months ("the agreement period").

The Company granted the third party a loan of $ 600. The Company also agreed to provide the third party with additional monthly amounts to fund its activities during the agreement period, which will not exceed $ 23 per month. The loan and the monthly amounts l bear an annual interest rate of 5% and are to be repaid in October 2011.

The Company evaluates the anticipated repayment of the loan annually. Due to anticipated difficulties in the implementation of the projects and based on ASC 310-10-35-3, "Loan Impairment" (formerly FAS 114, "Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statement No. 5 and 15"), management estimated that as at December 31, 2009, only $ 200 of the loan will probably be repaid, and therefore recorded a provision. In the year ended December 31, 2009, the Company recorded a provision in the amount of $ 319 related to this loan. For the six months ended June 30, 2010 and 2009, the Company did not record any provision.

h.	The Company's subsidiary placed a restricted deposit against an advanced payment received by its customer in total amount of $2,965.

NOTE 6:-       BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.
On December 31, 2007, the Company's then Chairman retired from his position. Pursuant to his retirement agreement as amended, the retired Chairman undertook not to compete with the Company for a period of three years following his retirement. In consideration, the Company agreed to pay the retired Chairman a one-time payment of $ 360 payable within three months. In addition, the former Chairman is entitled to receive certain perquisites from the Company for the rest of his life. The liability as of June 30, 2010, and the special post benefit expense related to the retirement agreement amounted to $ 622.

b.
On November 10, 2008, the Company's former President and chief executive officer (hereinafter - the retired CEO) resigned. The retirement agreement entered into with the retired CEO provided for the payment of $ 1,645, including consideration for a non-competition undertaking as well as severance payments and other retirement related payments in accordance with the retired CEO's retirement agreement and Israeli law.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-       BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

c.
In May 2008, one of the Company's major shareholders granted to the executive Chairman of the Board of Directions the right to purchase 100,000 shares, subject to the same terms and conditions that apply to the exercise of the options the executive Chairman received from the Company pursuant to his employment agreement. The employment agreement was approved in the Company's annual shareholders meeting on August 20, 2008. Consequently, the executive Chairman has the right to purchase the shares in three equal installments commencing on August 20, 2010 at a price of $ 7.59 per share. The right to purchase each installment expires after three years. During 2009 and for the six months ended June 30, 2010, the Company recorded $ 156, and $ 60, respectively, in deferred stock compensation with respect to this grant.

NOTE 7:-       SEGMENT INFORMATION

The Company adopted ASC 280, "Segment Reporting" (formerly SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information"). The Company operates in three major reportable segments, which represent the Company's operating segments as follows:

a.
Perimeter security systems – The Group's line of perimeter security systems consists of the following: Microprocessor-based central control units, taut wire perimeter intrusion detection systems, INNO fences, vibration detection systems, field disturbance sensors, and other.

b.	Security turnkey projects – The Group executes turnkey projects based on the Company's security management system and acts as an integrator.

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7:-       SEGMENT INFORMATION (Cont.)

c.	The following data present the revenues, expenditures, assets and other operating data of the Company's operating segments:

Six month ended June 30,										Year ended December 31,
2010 (unaudited)					2009 (unaudited)					2009
Perimeter	Projects	Other	Eliminations	Total	Perimeter	Projects	Other	Eliminations	Total	Perimeter	Projects	Other	Eliminations	Total

Revenues	$15,394	$5,810	$--	$-	$21,204	$15,428	$6,442	$--	$-	$21,870	$39,066	$15,416	$36	$-	$54,518

Operating income (loss), before financial expenses and taxes on income	$(1,727)	$(1,560)	$--	$-	$(3,287)	$(1,179)	$(1,128)	$--	$-	$(2,307)	$(1,070)	$(1,812)	$17	$-	$(2,865)
Financial expenses, net					659					226					1,568
Taxes on income (tax benefit)					(20)					(344)					864
Income from discontinued operations, net					-					63					4,216

Net loss					$(3,926)					$(2,126)					$(1,081)

	June 30,								December 31,
	2010 (unaudited)				2009 (unaudited)				2009
	Perimeter	Projects	Other	Total	Perimeter	Projects	Other	Total	Perimeter	Projects	Other	Total

Total long-lived assets	$10,034	$887	$-	$10,921	$9,877	$963	$-	$10,840	$10,584	$910	$6	$11,500

 MAGAL SECURITY SYSTEMS LTD.
AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-	SUBSEQUENT EVENTS

In September 2010, the Company signed an agreement to sell the former premises of its U.S. subsidiary in California for $ 2,175. The Company recorded a capital loss of approximately $ 65 in respect to this sale.

MAGAL SECURITY SYSTEMS LTD.
SUBSCRIPTION RIGHTS TO PURCHASE UP TO 4,854,369 SHARES

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

[Date of Prospectus]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her fiduciary duty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Insurance of Office Holders

Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holder’s duty of care to the company or another person; (ii) a breach of the office holder’s fiduciary duty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders

Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts performed by the office holder in such capacity for (i) a monetary liability imposed upon the office holder in favor of another person by any court judgment, including a settlement or an arbitration award approved by a court; (ii) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (iii) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, or in connection with a criminal action in which the office holder was acquitted, or in connection with a criminal action in which the office holder was convicted of a criminal offence that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following: (i) a breach by the office holder of his fiduciary duty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently; (iii) any act or omission done with the intent to unlawfully yield a personal benefit; or (iv) any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by Israeli law.  We maintain a directors’ and officers’ liability insurance policy with a per claim and aggregate coverage limit of $20 million, including legal costs incurred in Israel.  In addition, our audit committee, board of directors and shareholders resolved to indemnify our office holders, pursuant to a standard indemnification agreement that provides for indemnification of an office holder in an amount up to $5 million.  To date, we have provided letters of indemnification to certain of our officers and directors.

Item 7.     Recent Sales of Unregistered Securities.

During the preceding three years, we have offered and sold the following securities without registration under the Securities Act of 1933, as amended, or the Securities Act.  We believe that the issuance of the securities was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act.  No underwriter or underwriting discount or commission was involved in the following transaction.

Two days prior to the effective date of this rights offering, we intend to complete a private placement of 150,000 of our ordinary shares to Ki Corporation Limited, a company owned by Mr. Nathan Kirsh, at an initial price per share equal to the closing price of our ordinary shares on the NASDAQ Global Market on the date prior to the private placement.  Upon the effective date of the rights offering, the price per share paid by Ki Corporation Limited will be adjusted to the higher of the price per share in the rights offering and the closing price of our ordinary shares on the NASDAQ Global Market on the date prior to the effective date of the rights offering, but in any event not less than the initial purchase price paid in the private placement.  The private placement consideration from Ki Corporation Limited will be paid to us by means of a partial offset against the outstanding principal amount and any accrued interest (if any) under the bridge loan that it provided to us on September 8, 2010.  The private placement was approved by our shareholders at an extraordinary general meeting held on August 12, 2010 as a private placement that intends to allow Mr. Kirsh and his affiliates to hold more than 25% of outstanding share capital.

Item 8.     Exhibits

Exhibit No.	Description of Exhibit
3.1	Memorandum of Association of the Registrant(1)
3.2	Articles of Association of the Registrant(2)
3.4	Specimen of Ordinary Share Certificate(3)
4.1	Form of Subscription Rights Certificate to Purchase Rights for Ordinary Shares of Magal Security Systems Ltd.*
4.2	U.S. Subscription Agent Agreement*
4.3	Form of Instructions as to Use of Subscription Rights Certificates*
4.4	Form of Notice to Shareholders who are Record Holders*
4.5	Form of Notice to Shareholders who are Acting as Nominees*
4.6	Form of Notice to Clients of Shareholders who are Acting as Nominees*
4.7	Form of Beneficial Owner Election Form*
4.8	Form of Nominee Holder Certification*
4.9	Amended and Restated Term Sheet between the Registrant and Nathan Kirsh, originally entered into on July 20, 2010 and amended on September 6, 2010, and further amended on November 3, 2010
5.1	Opinion of S. Friedman & Co., Advocates*
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Consent of Salles, Sáinz - Grant Thornton, S. C. (relating to Senstar Stellar Latin America, S. A. de C.V.)
23.3	Consent of S. Friedman & Co., Advocates (contained in Exhibit 5.1)*
24.1	Power of Attorney (included in the signature page to the Registration Statement)
___________
*To be filed by amendment.

(1)
Filed as an exhibit to our Registration Statement on Form F-1 (File No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, as amended, and incorporated herein by reference.

(2)
Filed as an exhibit to our Registration Statement on Form F-1 (No. 33-57438), filed with the Securities and Exchange Commission on January 26, 1993, as amended, and incorporated herein by reference, as amended by an amendment filed as an exhibit to our Registration Statement on Form S-8 (File No. 333-6246), filed with the Commission on January 7, 1997 and incorporated herein by reference, and as further amended by an amendment filed as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on June 29, 2001 and incorporated herein by reference.

(3)	Filed as an exhibit to our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 18, 1993, as amended, and incorporated herein by reference.

Item 8.     Undertakings

The undersigned Registrant hereby undertakes as follows:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(8)  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yehud, Israel, on December 21, 2010.

Magal Security Systems Ltd.

By:	/s/ Eitan Livneh
Eitan Livneh
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Jacob Perry and Ilan Ovadia, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on December 21, 2010.

Signature	Title
/s/ Jacob Perry Jacob Perry	Chairman of the Board of Directors
/s/ Eitan Livneh Eitan Livneh	President and Chief Executive Officer
/s/ Ilan Ovadia Ilan Ovadia	Chief Financial Officer and Principal Accounting Officer
/s/ Jacob Even-Ezra Jacob Even-Ezra	Director
_______________ Nathan Kirsh	Director
/s/ Shaul Kobrinsky Shaul Kobrinsky	Director
_______________ Zeev Livne	Director
/s/ Jacob Nuss Jacob Nuss	Director
/s/ Liza Singer Liza Singer	Director
/s/ Barry Stiefel Barry Stiefel	Director
Senstar Inc. By: /s/ Brian Freeman Name: Brian Freeman Title: President and Manager	Authorized Representative in the United States